UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )
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WEC Energy Group, Inc.
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WEC Energy Group

NOTICE OF 2017 ANNUAL MEETING AND PROXY STATEMENT

P-1

WEC Energy Group	P-2	2017 Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 23, 2017

To the Stockholders of WEC Energy Group, Inc.:

On behalf of the Board of Directors, you are cordially invited to attend WEC Energy Group’s 2017 Annual Meeting of Stockholders to be held at Concordia University Wisconsin in Mequon, just north of Milwaukee. To attend, you must pre-register and present photo identification at the door. Instructions on how to pre-register are provided on page P-83. If you are not able to attend, you may listen to a live webcast available on our Website at: www.wecenergygroup.com/invest/annualmtg.htm. An archive of the webcast will be available on our Website for approximately 12 months following the meeting. Regardless of whether you plan to attend, please take a moment to vote your proxy.

WEC Energy Group’s Annual Meeting will be held as follows:

WHEN:	Thursday, May 4, 2017 10:00 a.m., Central time

WHERE:	Concordia University Wisconsin R. John Buuck Field House 12800 North Lake Shore Drive Mequon, Wisconsin 53097

ITEMS OF BUSINESS:	•	Elect thirteen directors for terms expiring in 2018.
	•	Ratify Deloitte & Touche LLP as independent auditors for 2017.
	•	Advisory vote on compensation of the named executive officers.
	•	Advisory vote to establish the frequency of "say-on-pay" advisory votes.
	•	Consider any other matters that may properly come before the meeting.

RECORD DATE:	February 23, 2017

VOTING BY PROXY:	Your vote is important. You may vote by:
	•	using the Internet;
	•	telephone; or
	•	returning the proxy card in the envelope provided.

This year we will again follow the Securities and Exchange Commission rule that allows companies to deliver proxy materials to their stockholders online. On or about March 23, 2017, we began mailing stockholders a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy statement and 2016 Annual Report. This Notice contains instructions on how to access our proxy materials and vote online. If you receive paper copies of the materials, consider signing up to receive them electronically in the future by following the instructions contained on page P-80. By delivering our proxy materials electronically, we can provide our stockholders with the information they need in a more cost-effective manner.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 4, 2017 – The Proxy Statement and 2016 Annual Report are available at: www.envisionreports.com/wec.

By Order of the Board of Directors,

Susan H. Martin
Executive Vice President, General Counsel and Corporate Secretary

WEC Energy Group	P-3	2017 Proxy Statement

This Page Intentionally Left Blank

WEC Energy Group	P-4	2017 Proxy Statement

PROXY SUMMARY

This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

BUSINESS OF THE ANNUAL MEETING OF STOCKHOLDERS
WEC Energy Group, Inc.’s (“WEC Energy Group" or the “Company”) upcoming Annual Meeting will be held at Concordia University Wisconsin on Thursday, May 4, 2017. Certain details regarding the business of the meeting follow. For additional information about the Annual Meeting, including the vote required for each proposal, see the preceding "Notice of Annual Meeting of Stockholders" on page P-3, as well as "Information About the Annual Meeting" in this proxy statement beginning on page P-81.

Matters Requiring A Vote Of Stockholders
There are four items of business for which the Company is soliciting a stockholder vote in conjunction with the Annual Meeting:

Proposal Item		Board Vote Recommendation	Page
1.	Election of Directors – Terms Expiring in 2018	FOR each nominee	P-22
2.	Ratification of Deloitte & Touche LLP as Independent Auditors for 2017	FOR	P-35
3.	Advisory Vote on Compensation of the Named Executive Officers	FOR	P-76
4.	Advisory Vote to Establish the Frequency of Say-On-Pay Advisory Votes	FOR every year	P-77

Voting
Registered stockholders of record as of the February 23, 2017 record date are encouraged to vote using one of the following options. Stockholders who hold shares in street name through an intermediary on this date must obtain a legal proxy from their broker, bank or other nominee granting the right to vote.

Internet at	Call toll-free	Mail	In person at
www.investorvote.com/wec	at 800-652-8683	signed proxy card	the Annual Meeting

Annual Meeting Attendance
Pre-registration is required. In addition, for entry into the meeting each stockholder will be required to present a government-issued photo identification, such as a driver’s license, state identification card, or passport. Information on how to pre-register can be found on page P-83.

Electronic Access to Annual Meeting Information
For information regarding how you can receive future proxy materials and annual reports electronically, please see "Electronic Access to Annual Meeting Information" beginning on page P-79 of this proxy statement.

WEC Energy Group	P-5	2017 Proxy Statement

2016 BUSINESS HIGHLIGHTS
We completed our first full year of combined utility operations as WEC Energy Group in 2016 following Wisconsin Energy Corporation's acquisition of Integrys Energy Group in June 2015. Following the acquisition, we deliver electricity and natural gas to approximately 4.4 million customers in four states – Wisconsin, Illinois, Michigan, and Minnesota.

During 2016, we made excellent progress in our efforts to integrate our employees, merge and improve business processes, and consolidate our IT infrastructure. At the same time, the Company achieved solid results and continued to create long-term value for our stockholders and customers by focusing on the following:

•	World-class reliability	•	Operating efficiency	•	Employee safety
•	Financial discipline	•	Exceptional customer care

2016 Financial Performance

•	WEC Energy Group delivered solid earnings growth again, generated strong cash flow, and increased the dividend for the 13th consecutive year.

DILUTED EARNINGS PER SHARE
GAAP
Adjusted
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
$2.35
$2.51
$2.65
$2.59
$2.64
$2.34
$2.97
$2.96
2012
2013
2014 Adjusted(1)
2015 Adjusted(1)
2016 Adjusted(1)

•	Achieved fully diluted earnings and adjusted earnings per share of $2.96 and $2.97, respectively. (2)
•	Each of our regulated utility subsidiaries earned its allowed rate of return.
•	Returned approximately $625 million to WEC Energy Group stockholders through dividends.
•	In January 2017, the Board raised the quarterly dividend to $0.52 per share, which is equivalent to an annual dividend rate of $2.08 per share.

(1)
Excludes costs of $0.01, $0.30, and $0.06 per share for 2016, 2015, and 2014, respectively, related to our acquisition of Integrys. See Appendix A on P-85 for a full GAAP reconciliation and an explanation of why we believe the presentation of adjusted earnings per share is relevant and useful to investors.

(2)	This measure is a component of our short-term incentive compensation program.

2016 Operational Performance

•	WEC Energy Group was recognized in 2016 by Corporate Responsibility Magazine in its annual “Most Responsible Companies Ranked by Industry Sector” in the Utility category.

•	Our utilities continued to balance the delivery of safe, reliable, and affordable energy with a commitment to protecting the environment.

•
We Energies was named the most reliable utility in the Midwest for the sixth year by PA Consulting Group and received the first-ever Outstanding Customer Reliability Experience Award for effective customer service and communications.

•	We received the best results in our history for large customer satisfaction as surveyed by TQS Research and achieved a third place national ranking. (2)

•	All major utility subsidiaries either met or exceeded our overall customer satisfaction targets. (2)

•
WEC Energy Group's utility companies experienced growing employee participation in health and wellness programs, as well as increased proactive safety reporting, helping to reduce the number of OSHA-reportable incidents and lost-time incidents by almost 17% on a year over year basis. (2)

•
We Energies Supplier Diversity Initiative was recognized by the National Association of Minority Contractors-Wisconsin Chapter for outreach, support, commitment, and leadership in minority business development in the Wisconsin construction industry. (2)

WEC Energy Group	P-6	2017 Proxy Statement

2016 Strategic Performance

•	Continued the successful integration of Integrys Energy Group into WEC Energy Group.

•	Transitioned leadership of the Company, from Gale E. Klappa to Allen L. Leverett as CEO, effective May 1, 2016.

•	Formed a stand-alone utility (Upper Michigan Energy Resources Corporation) to serve customers in Michigan’s Upper Peninsula and to facilitate a long-term generation solution for the region.

•
Sold Wisconsin Electric Power Company's ("WE") Milwaukee County Power Plant, a coal-fired power plant, in 2016 as part of our long-term strategy to restructure the Company's generation portfolio to meet changing demands and regulations.

•	Sold the compressed natural gas business, Trillium CNG, thereby exiting a significant non-regulated business.

•
Announced a plan to work with industry partners, environmental groups, and the state of Wisconsin with a goal of reducing CO2 emissions from our electric generating fleet by approximately 40% below 2005 levels by 2030.

•	Deployed capital during 2016 to focus on strengthening and modernizing the reliability of the Company's generation and distribution networks. Highlights include:

At year-end 2016, implementation of the Improved Customer Experience project was 80% complete; when fully implemented, this $100-plus million customer care software project will provide all of the Company’s customers, located across four states, with a common experience, while also improving business capability and service delivery across all of our utility subsidiaries.

Illinois. The Peoples Gas Light & Coke Company (“PGL”), one of the Company’s Illinois utility subsidiaries, completed a top to bottom review of the capital construction project underway in the City of Chicago to modernize the natural gas infrastructure; management successfully worked with regulators to identify and prioritize 2016 capital expenditures, while also implementing enhanced project controls and significantly reducing class 2 methane leaks.

PGL also broke ground on a $20 million, 100,000-plus square foot state-of-the art training facility in Chicago, which will provide training for current and future utility employees, as well as prepare high school students for careers as utility workers.

Wisconsin. In November 2016, Wisconsin Public Service Corporation’s ("WPS") ReACTTM system went into commercial operation at Weston Unit 3, one of our coal-fired facilities; this $345 million capital project installed an air quality control system that is the first of its kind in the United States. The ReACTTM system is currently meeting or exceeding all environmental performance expectations, including reducing sulfur dioxide and mercury emissions from Weston Unit 3 to near zero.

WPS met the scheduling, safety, and reliability improvement targets set for 2016 on a five-year, $220 million system modernization and reliability project; upon completion in 2018, the company will have converted more than 1,100 miles of overhead lines to underground and added distribution automation equipment on 400 miles of lines.

The new powerhouse at WE's Twin Falls hydroelectric plant went into commercial operation in July 2016; forecasted at $64 million, this capital project was completed on schedule and under budget, and has increased plant capacity by 50%.

We completed the expansion of the coal storage facilities at WE’s Oak Creek Power Plant site; this $62 million project, finished under budget, was placed into service ahead of schedule in December 2016 and is already providing fueling flexibility benefits that lower costs for customers.

WEC Energy Group	P-7	2017 Proxy Statement

LONG-TERM STOCKHOLDER RETURNS
Over the past decade, WEC Energy Group has consistently delivered among the best total returns in the industry and did so again in 2016.

FIVE-YEAR CUMULATIVE RETURN (3)
$200
$175
$150
$125
$100
12/31/11
12/31/12
12/31/13
12/31/14
12/31/15
12/31/16
WEC Energy Group
Custom Peer Index Group
S&P 500
Custom Peer Index Group - Recomprised

INDUSTRY-LEADING TOTAL SHAREHOLDER RETURNS

250%
200%
150%
100%
50%
0%
One Year
Three Year
Five Year
Ten Year
WEC Energy Group
S&P Utilities
S&P Electric
Dow Jones Utilities
Philadelphia Utility

(3)    The Five-Year Cumulative Return Chart shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the last five years had $100 been invested at the close of business on December 31, 2011. For information about the Custom Peer Index Group and the Recomprised Custom Peer Index Group, see page F-93 in the Company's 2016 Annual Report.
Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

2016 EXECUTIVE COMPENSATION HIGHLIGHTS (Page P-39)
Key Compensation Program Changes
In 2016, we made some changes to our compensation program that followed from our stockholder engagement efforts and our focus on continually refining our executive compensation program to more effectively align executive pay with performance and reflect best compensation practices.

Competitive Benchmarking - Recomprised Market Data Sources. Based upon a recommendation from our independent compensation consultant, Frederic W. Cook & Co. (“Frederic Cook”), the Compensation Committee revised the data sources used to benchmark executive compensation. Instead of considering just market data obtained from Willis Towers Watson’s Executive Compensation Data Bank, Frederic Cook also considered survey data from Aon Hewitt and a comparison group of 19 companies comparable in size to WEC Energy Group that share similar traits with the Company. For additional information on our benchmarking methodology, see “Competitive Benchmarking” on page P-44 of this proxy statement.

Long-Term Incentive Awards - Performance Unit Plan - Short-Term Dividend Equivalents. The Compensation Committee amended and restated the Company’s Performance Unit Plan effective January 1, 2016, to provide that short-term dividend equivalents are paid out at the end of a three-year performance period based on WEC Energy Group’s total stockholder return over the three-year performance period as compared to the stockholder return of a peer group of companies. Short-term dividend equivalents granted prior to January 1, 2016 were paid out annually on unearned performance units if the Company met applicable earnings per share targets. For additional information on the short-term dividend equivalents, see “Short-Term Dividend Equivalents” on page P-50 of this proxy statement.

Long-Term Incentive Awards - Performance Unit Plan - Additional Performance Measure. On December 1, 2016, based upon feedback we received from stockholders during our investor outreach efforts, the Compensation Committee amended and restated the Company’s Performance Unit Plan effective January 1, 2017, to provide for an Additional Performance Measure (in addition to total stockholder return), which is defined as the performance criterion or criteria (if any) that the Compensation Committee selects at the time of the award, in its

WEC Energy Group	P-8	2017 Proxy Statement

sole discretion, against which WEC Energy Group's performance will be measured. For additional information regarding the change, see “Long-Term Incentive Compensation - Performance Units” on page P-49 of this proxy statement.

Executive Compensation Overview
Compensation awarded to, earned by, or paid to the Company’s Named Executive Officers (“NEOs”) during 2016 is set forth in the "Summary Compensation Table" on page P-57 and described in "Compensation Discussion and Analysis" beginning on page P-39 in this proxy statement.

Performance-Based Executive Compensation Program (Page P-39)
The primary objective of the executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals. The program has been designed to provide a level of compensation that is strongly dependent upon the achievement of our short-term and long-term goals. To that end, a substantial portion of pay is at risk and, generally, the value will only be realized upon strong corporate performance.

Short-term performance targets are based upon the achievement of pre-established stockholder, customer, and employee-focused objectives, which include:

•	Financial performance, measured by earnings per share and cash flow, as well as utility net income for utility officers; and

•	Operational performance, measured in the areas of customer satisfaction, safety, and supplier and workforce diversity.

Long-term incentives are designed to link the interests of our executives and other key employees to creating long-term stockholder value. Long-term equity incentive awards are comprised of performance units, stock options, and restricted stock.

WEC Energy Group	P-9	2017 Proxy Statement

Total Direct Compensation Components

Component	Terms/Conditions
Annual Base Salary	Annual evaluation takes into consideration level of experience, performance, responsibility, contribution to the results of the Company’s operations, and peer data.
Annual Cash Incentive Awards
Short-Term Performance Plan
Award is based upon level of achievement of pre-established financial and operational targets aligned with stockholder, customer, and employee-focused objectives; all payments are variable and at risk.

     Financial targets: Earnings per share, cash flow, utility net income *

     Operational targets: Customer satisfaction, employee safety, and workforce and supplier diversity

     *Utility net income is a performance metric for those officers whose positions primarily relate to utility operations.

Long-Term Equity Incentive Awards
Performance Units
Award is contingent on Company’s “total stockholder return” in comparison to a peer group of companies over a three-year period; exceptional performance versus peers results in higher payouts; substantially lower performance than peers results in no payout.

For 2017, an additional performance measure will be based on the weighted average actual return on equity for the Company's primary utilities compared to the weighted average authorized return on equity for the same utilities.

Short-term dividend equivalents are credited and accumulated as reinvested dividends on each performance unit such that the performance units and accumulated dividends will be paid out at the end of the three-year performance period, contingent upon performance.

Stock Options	Long-term value is tied to Company performance and stock price appreciation following the grant date.
Restricted Stock	Long-term value is tied to stock price appreciation and dividends.

With respect to these components of total direct compensation, 86% of Mr. Leverett’s compensation as CEO and an average of 74% of the other NEOs’ compensation, excluding Mr. Klappa, is tied to Company performance and is not guaranteed, demonstrating the significance of variable incentive compensation in the total direct compensation mix.

WEC Energy Group	P-10	2017 Proxy Statement

2016 CORPORATE GOVERNANCE HIGHLIGHTS (Page P-13)
A comprehensive discussion of the Company’s Corporate Governance practices starts on page P-13.

WEC Energy Group was one of the earliest adopters of a formal set of Corporate Governance Guidelines, which have been modified over time as governance practices and stockholder expectations have evolved. Our Guidelines closely align with the Commonsense Principles of Corporate Governance, a well-publicized best practice framework recommended by a coalition of companies and investors in July 2016. See page P-14 for more detail.

Highlights of our 2016 corporate governance performance include:

Investor Outreach. Direct engagement by senior management and the Non-Executive Chairman of the Board with nearly 30 of the Company’s top institutional investors, representing nearly 35% of outstanding shares, took place throughout the year:

▪	Provided investors with an opportunity to discuss with us our governance and compensation practices, as well as environmental and social performance matters.

▪	Requested feedback from stockholders as the Board developed and adopted a proxy access bylaw in 2016 (page P-21).

▪	Discussed enhancements to our executive compensation program, including the changes described on pages P-8 to P-9.

Strategic Planning Process. In keeping with its standard practices, the Board was regularly engaged in discussions with management on strategic initiatives throughout the year, utilizing several mechanisms:

▪	At every board meeting, the CEO held substantive discussions with the Board on strategic matters.

▪
External subject matter experts as appropriate, in addition to senior level and executive management employees, regularly attended board and committee meetings throughout the year to conduct detailed informational sessions.

▪	The CEO and other members of senior management communicated with the directors as needed between meetings to follow-up on matters discussed at the meetings.

Governance and Risk Management. Applying their diversity of experiences and core competencies (page P-23), the Board provided critical input in several key areas in 2016, which was particularly valuable during this first full year operating as a bigger company with both a larger utility business portfolio and geographical footprint:

▪	Provided guidance to ensure a smooth transition for the new CEO and other new key executive management appointed in 2016.

▪	Shared insights on successful engagement with investors, utilizing experience gained from serving on other boards.

▪	Leveraged relationships with key local stakeholders, especially in the newly-acquired Illinois service territory, to help strengthen relationships for the new management team.

▪	Worked closely with the independent compensation consultant to align our compensation practices with stockholder interests.

▪	Advised management on significant financing and investment decisions on major capital projects and investments.

▪	Recommended enhancements to the parent and subsidiary companies’ governance processes to allow for appropriate risk oversight over a larger organization.

▪	Strengthened the board succession planning process through focused committee and board discussions on core competencies needed given the Company’s industry, risks, and strategic direction (page P-23).

▪	Engaged in thoughtful discussions with management on the Company’s strategy for setting and achieving short- and long-term environmental and social performance goals and objectives.

WEC Energy Group	P-11	2017 Proxy Statement

2017 DIRECTOR NOMINEES (Page P-23)
Board Composition. The Corporate Governance Committee has evaluated each individual director nominee listed under Proposal 1 and confirmed that he or she has the right competencies, qualifications, and experiences required to further the success of the Company’s business. In addition, the Committee believes the collective diversity of these nominees, along with a balanced tenure that indicates a mix of both deep historical knowledge and new perspectives, enables the Board to appropriately represent stockholder interests and effectively carry out its oversight function.

The collective diversity of the nominees is summarized as follows. Individual core competencies, qualifications, and experiences are included in the director biographies, beginning on page P-25.

WEC Energy Group	P-12	2017 Proxy Statement

PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 23, 2017, in connection with the solicitation of proxies by the WEC Energy Group, Inc. (“WEC Energy Group” or the “Company”) Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders on Thursday, May 4, 2017 (the “Meeting”) at 10:00 a.m., Central time, at Concordia University Wisconsin in the R. John Buuck Field House located at 12800 North Lake Shore Drive, Mequon, Wisconsin 53097, and at all adjournments or postponements of the Meeting, for the purposes listed in the Notice of Annual Meeting of Stockholders.

CORPORATE GOVERNANCE

What is the Company's corporate governance framework?
Since 1996, the Board has maintained Corporate Governance Guidelines that provide a framework under which it conducts business. WEC Energy Group was one of the earliest adopters of a formal set of Corporate Governance Guidelines. The guidelines address governance matters including director selection and election, determination of independence, board leadership, board committee structure and evaluation, chief executive officer performance evaluation, and management succession.

To maintain effective guidelines, the Corporate Governance Committee annually reviews the Company’s governance practices, taking into consideration discussions with stockholders as part of our investor outreach program, industry surveys, and benchmarking studies, as well as governance guidelines published by proxy advisors. Our guidelines align with the Commonsense Principles of Corporate Governance, a recommended governance framework, published by a coalition of companies and investors in July 2016 and summarized as follows:

WEC Energy Group	P-13	2017 Proxy Statement

Commonsense Principles	WEC Energy Group Practices
Board composition/internal governance	✓
•  11 of 13 independent directors
•  Annual election of directors since 2005
•  Board committee structure/service evaluated annually
•  Stockholders can nominate directors
•  Stock ownership requirements
•  Balanced director tenure/retirement age at 72
•  Diverse representation of skills and competencies
•  Annual board performance evaluation

Board responsibilities	✓	• Chairman active in stakeholder communications • Board participation in critical activities, including setting agenda
Stockholder rights	✓	• Proxy access bylaw • Dual class voting is not practiced • Written consent/special meeting provisions
Public reporting	✓
•  Transparent quarterly financial results; reported using GAAP
•  Quarterly reporting framed in broader context of strategy
•  Disclosure of long-term goals is specific and measurable
•  Take long-term strategic view and explain how material decisions are consistent with that view

Board leadership	✓	• Separate CEO/chair roles • Presiding independent director • Independent Audit and Oversight, Compensation, Finance, and Corporate Governance Committees
Management succession planning	✓	• Board interaction with and evaluation of senior management • Public disclosure of succession planning
Management compensation	✓
•  Competitively tailored to business and industry, aligned with long-term performance and business strategy
•  Includes short- and long-term metrics, cash, and equity components; a substantial portion of compensation is at risk
•  Public disclosure of benchmarks and performance measurements
•  Clawback policies for cash and equity

The Company’s Website, wecenergygroup.com, contains information on the Company’s governance activities. The Website, under the “Governance” section, includes the Code of Business Conduct, Corporate Governance Guidelines, charters for the Board's Audit and Oversight, Compensation, Corporate Governance, and Finance Committees, and other useful information.

As policies are continually evolving, the Company encourages you to periodically visit the Website. Copies of these documents may also be requested in writing from the Corporate Secretary.

Does the Company have a written code of ethics?
Yes. All WEC Energy Group directors, executive officers, and employees, including the principal executive, financial, and accounting officers, have a responsibility to comply with WEC Energy Group’s Code of Business Conduct, to seek advice in doubtful situations, and to report suspected violations.

WEC Energy Group’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules, and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer, or other employee.

The Code of Business Conduct is posted in the “Governance” section of the Company’s Website at wecenergygroup.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

WEC Energy Group	P-14	2017 Proxy Statement

The Company has several ways employees can raise questions concerning WEC Energy Group’s Code of Business Conduct and other Company policies. As one reporting mechanism, the Company has contracted with an independent service for employees to confidentially and anonymously report suspected violations of the Code of Business Conduct or other concerns, including those regarding accounting, internal accounting controls, or auditing matters.

Does the Company have policies and procedures in place to review and approve related party transactions?
Yes. All employees of WEC Energy Group, including executive officers and members of the Board, are required to comply with the Company’s Code of Business Conduct. The Code of Business Conduct addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of the Audit and Oversight Committee Chair before: (1) obtaining any financial interest in or participating in any business relationship with any company, individual, or concern doing business with WEC Energy Group or any of its subsidiaries; (2) participating in any joint venture, partnership, or other business relationship with WEC Energy Group or any of its subsidiaries; and (3) serving as an officer or member of the board of any substantial outside for-profit organization. Furthermore, before serving as an officer or member of the board of any substantial outside for-profit organization, the Chief Executive Officer ("CEO") must obtain the approval of the full Board; members of the WEC Energy Group Board must obtain the prior approval of the Corporate Governance Committee. In addition, executive officers must obtain the prior approval of the CEO before accepting a position with a substantial non-profit organization; members of the Board must notify the Compliance Officer when joining the board of a substantial non-profit organization, but do not need to obtain prior approval.

WEC Energy Group’s Code of Business Conduct also requires employees and directors to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC Energy Group or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with the Audit and Oversight Committee Chair in situations involving executive officers and members of the Board.

STOCKHOLDER OUTREACH AND ENGAGEMENT

What is the Company’s philosophy on stockholder engagement?
Accountability to stockholders is critical to the Company’s long-term success. We have mechanisms in place to ensure that management and the Board hear, understand, and consider the issues that matter most to our stockholders. This ongoing engagement helps provide valuable insight as to how our stockholders view the Company’s practices and policies, helps us set goals and expectations, and helps identify emerging issues that may affect our strategy and/or corporate governance and compensation practices.

What steps does the Company take to engage with investors?
The Company’s outreach and engagement program took many forms during 2016:

•
Direct engagement by senior management and the Non-Executive Chairman of the Board of Directors with the Company’s largest stockholders to discuss issues of interest, including corporate governance, executive compensation, and corporate responsibility practices. These conversations are reported to the Board and are taken into consideration when reviewing and modifying governance and compensation practices and policies.

•	Investor presentations conducted at analyst meetings and investor conferences across the U.S., Canada, and Europe.

•
CEO, Chief Financial Officer ("CFO"), and other senior management meetings and conference calls with stockholders to discuss corporate strategy, financial and business performance, and to update stockholders on key developments.

•
Investors are invited to listen to Webcasts of the Annual Meeting and quarterly earnings conference calls, and to view the annual report, news releases, Securities and Exchange Commission ("SEC") filings, and other significant corporate publications on our Website.

•	The opportunity to attend and voice opinions at our Annual Meeting.

•	The ability for stockholders to submit stockholder proposals and director nominees, and to formally nominate director candidates using proxy access under our bylaws.

•	Annual election of directors, who are elected by majority vote in uncontested elections.

WEC Energy Group	P-15	2017 Proxy Statement

•	Annual advisory vote on our executive compensation program (“say-on-pay”).

•
Strong Board committee structure which allows the Board to focus on issues that matter most to our stockholders, including consideration of previous stockholder votes on say-on-pay, director elections, and other matters when developing policies and practices.

•	Process for stockholders to directly correspond with individual directors via the Corporate Secretary (page P-21).

ENVIRONMENTAL AND SOCIAL PERFORMANCE

BALANCING RELIABILITY AND CUSTOMER COSTS WITH ENVIRONMENTAL STEWARDSHIP
While providing safe, reliable, and affordable energy to customers is a responsibility WEC Energy Group takes seriously, we also are focused on our responsibility and commitment to protecting the environment.

SUPPORTING A CLEAN ENERGY FUTURE
For more than a decade, WEC Energy Group has implemented a multi-emission strategy to achieve greater environmental benefit for lower cost. The diagram to the right illustrates that, since 2000, nitrogen oxide emissions are down more than 80%, while mercury and sulfur dioxide emissions are down more than 90%.

DECLINING EMISSIONS
120%
100%
80%
60%
40%
20%
0%
2000
2004
2008
2012
2016
Mercury
93% reduction
Sulfur dioxide
92% reduction
Nitrogen oxides
83% reduction

REDUCING GREENHOUSE GAS EMISSIONS
Addressing climate change is an integral component of our strategic planning process. We will continue to reshape our portfolio of electric generation facilities with investments that are cost effective for our customers, preserve fuel diversity, and will improve our environmental performance, including reduced greenhouse gas (GHG) intensity of our operating fleet. Our plan is to work with industry partners, environmental groups, and the state of Wisconsin with a goal of reducing CO2 emissions from the Company-owned fossil-fueled electric generating fleet by approximately 40% below 2005 levels by 2030.

The diagram to the right illustrates the progress we have made in reducing our carbon intensity since 2000.

DECLINING CARBON INTENSITY

120%
100%
80%
60%
40%
20%
0%
CO_2 rate (lb/mwh)
26% reduction in carbon intensity from 2000 levels
2000
2004
2008
2012
2016

LONG-STANDING ATTENTION TO SOCIAL PERFORMANCE
Social performance is a way to measure how a company manages relationships with its employees, suppliers, customers, and the communities where it operates. Since 2004, WEC Energy Group has strategically linked management annual incentive compensation to operational goals that include the following social performance measures: employee safety, customer satisfaction, and supplier and workforce diversity.

To learn more about the Company’s corporate responsibility efforts, please view our Corporate Responsibility Report which is posted to the Company's Website at www.wecenergygroup.com/csr.

WEC Energy Group	P-16	2017 Proxy Statement

BOARD OF DIRECTORS

BOARD LEADERSHIP
Is the office of CEO combined with the office of Chairman of the Board?
Effective May 1, 2016, the office of CEO was separated from the office of Chairman of the Board. Gale Klappa serves as Non-Executive Chairman, and Allen Leverett serves as CEO. Consistent with WEC Energy Group’s bylaws and our Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chief Executive Officer and Chairman of the Board.

Does the Board have an independent lead or presiding director?
Yes. Director Bowles, an independent director and Chair of the Corporate Governance Committee, currently serves as presiding director. In that role, Director Bowles:

•	Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serves as liaison between the CEO and the independent directors under most circumstances, although each individual director has full access to the CEO;

•	Has authority to call meetings of the independent directors;

•	Reviews and provides input to meeting agendas for the Board and its Committees;

•	Reviews meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	Reviews all proposed changes to committee charters; and

•	Leads the annual Board evaluation.

Do the non-management directors meet separately from management?
Yes. At every regularly scheduled Board meeting, executive sessions are scheduled for the non-management directors only and for the independent directors only. With the exception of Gale Klappa, all non-management directors are independent.

Are directors subject to term limits?
The Board does not believe it is appropriate or necessary to limit the number of terms a director may serve. The Board values the participation and insight of directors who have developed an increased understanding of the governance of the Company and the specific issues it faces doing business in a complex industry, as well as those directors who bring fresh and varied perspectives. Therefore, the Board is comprised of members with diverse backgrounds and tenure.

The Corporate Governance Committee annually evaluates each director nominee to confirm that he or she has the skills, education, experience, and qualifications required to help further the success of the Company’s business and represent stockholder interests.

How can interested parties contact the members of the Board?
Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

All communications received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. Pursuant to instructions from the Board of Directors, all communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

WEC Energy Group	P-17	2017 Proxy Statement

BOARD INDEPENDENCE
How are directors determined to be independent?
No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Corporate Governance Guidelines provide that the Board should consist of at least a two-thirds majority of independent directors.

What are the Board’s standards of independence?
The guidelines the Board uses in determining director independence are located in Appendix A of the Corporate Governance Guidelines. These standards of independence, which are summarized below, include those established by the New York Stock Exchange as well as a series of standards that are more comprehensive than New York Stock Exchange requirements. A director will be considered independent by the Board if the director:

•	has not been an employee of the Company for the last five years;

•	has not received, in the past three years, more than $120,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;

•
is not a current partner or employee of a firm that is the Company’s internal or external auditor, was not within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, has no immediate family member who is a current partner of such a firm, or has no immediate family member who is a current employee of such a firm and personally works on the Company’s audit;

•
has not been an executive officer, in the past three years, of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee;

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in the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•
has not received, during the current calendar year or the immediately preceding calendar year, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as, an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management, or a significant supplier of the Company;

•	has no personal service contract(s) with the Company or any member of the Company’s senior management;

•	is not an employee or officer with a not-for-profit entity that receives 5% or more of its total annual charitable awards from the Company;

•	is not employed by a public company at which an executive officer of the Company serves as a director; and

•	does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, our subsidiaries or affiliates.

The Board also considers whether a director’s immediate family members meet the above criteria, as well as whether a director has any relationships with WEC Energy Group’s affiliates for certain of the above criteria, when determining the director’s independence.

Who are the independent directors?
The Board has affirmatively determined that Directors Bergstrom, Bowles, Brodsky, Budney, Chadwick, Culver, Fischer, Jones, Knueppel, Payne, and Stanek have no relationships described in the Board’s standards of independence noted above and otherwise have no material relationships with WEC Energy Group and are independent. Director Leverett is not independent due to his employment with WEC Energy Group. Director Klappa is not independent due to his prior employment with WEC Energy Group.

Since 2005, WEC Energy Group has engaged Baird Financial Group primarily to provide consulting services for investments held in the Company’s various benefit plan trusts. The Board reviewed the terms of this engagement, including the approximately $588,000 in fees paid to Baird in 2016 (which are less than one-tenth of 1% of Baird’s total revenue), and Ms. Stanek’s position at Baird, and concluded that such engagement is not material and did not impact Ms. Stanek’s independence.

WEC Energy Group	P-18	2017 Proxy Statement

BOARD COMMITTEES
What are the committees of the Board?
The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Finance, and Executive. All committees, except the Executive Committee, operate under a charter approved by the Board. The members and the responsibilities of each committee are listed on page P-32 of this proxy statement under the heading “Committees of the Board of Directors.”

Does the Board have a nominating committee?
Yes. The Corporate Governance Committee is responsible for, among other things, identifying and evaluating director nominees. The chair of the Corporate Governance Committee coordinates this effort.

Are the Audit and Oversight, Corporate Governance, and Compensation Committees comprised solely of independent directors?
Yes. These committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and the Board’s Corporate Governance Guidelines.

In addition, the Board has determined that each member of the Audit and Oversight Committee and of the Compensation Committee is independent under the rules of the New York Stock Exchange applicable to audit committee and compensation committee members, respectively. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Are all the members of the Audit Committee financially literate and does the committee have an “audit committee financial expert?”
Yes. The Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of SEC rules.

How does the Compensation Committee administer the executive and director compensation programs?
One of the principal responsibilities of the Compensation Committee is to provide competitive, performance-based executive and director compensation programs.

With respect to the executive compensation program, the Compensation Committee’s responsibilities include:

•	determining and annually reviewing the Compensation Committee’s compensation philosophy;

•	reviewing and determining the compensation paid to executive officers (including base salaries, incentive compensation, and benefits);

•	overseeing the compensation and benefits to be paid to other officers and key employees;

•	establishing and administering the CEO compensation package; and

•	reviewing the results of the most recent stockholder advisory vote on compensation of the NEOs.

The Compensation Committee is also charged with administering the compensation package of WEC Energy Group’s non-management directors. The Compensation Committee meets with the Corporate Governance Committee annually to review the compensation package of WEC Energy Group’s non-management directors and to determine the appropriate amount of such compensation.

The Compensation Committee, which has authority to retain advisers, including compensation consultants, at WEC Energy Group’s expense, retained Frederic Cook to analyze and help develop the Company’s executive compensation program, and to assess whether the compensation program is competitive and supports the Committee’s objectives. Frederick Cook also assesses and provides recommendations on non-management director compensation, as discussed in more detail on page P-33.

Frederic Cook is engaged solely by the Compensation Committee to provide executive compensation consulting services, and does not provide any additional services to the Company. In connection with its retention of Frederic Cook, the Compensation Committee reviewed Frederic Cook’s independence including: (1) the amount of fees received by Frederic

WEC Energy Group	P-19	2017 Proxy Statement

Cook from WEC Energy Group as a percentage of Frederic Cook’s total revenue; (2) Frederic Cook’s policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships that could impact independence. After reviewing these and other factors, the Compensation Committee determined that Frederic Cook is independent and the engagement did not present any conflicts of interest. Frederic Cook also determined that it was independent from the Company’s management, which was confirmed in a written statement delivered to the Compensation Committee.

For more information regarding our executive and director compensation processes and procedures, please refer to “Compensation Discussion and Analysis” beginning on page P-39 and to "Director Compensation" beginning on page P-33, respectively.

PERFORMANCE EVALUATIONS
Does the Board evaluate CEO performance?
Yes. The Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee obtains from each non-management director his or her input on the CEO’s performance, which input is then discussed in executive session with all non-management directors.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication with constituencies, demonstrated integrity, and effective representation of the Company in community and industry affairs. The Chair of the Compensation Committee shares the evaluation results with the CEO. The process is also used by the Compensation Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

Does the Board evaluate its own performance?
Yes. The Board annually evaluates its own performance. Each director is asked to consider the performance of the Board on such things as: (1) establishing appropriate corporate governance practices; (2) providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance, risks to the enterprise, and customer satisfaction initiatives); (3) communicating the Board’s expectations and concerns to the CEO; (4) overseeing opportunities critical to the Company; and (5) operating in a manner that ensures open communication, candid and constructive dialogue, as well as critical questioning. The Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

Is Board committee performance evaluated?
Yes. Each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. The evaluation compares the performance of each committee with the requirements of its charter. The results of the annual evaluations are used by each committee to identify both its strengths and areas where its governance practices can be improved. Each committee may adjust its charter, with Board approval, based on the evaluation results.

RISK OVERSIGHT
What is the Board’s role in risk oversight?
The Board oversees the Company’s risk environment and has delegated specific risk monitoring responsibilities to the Audit and Oversight Committee and the Finance Committee as described in each committee’s charter. Both of these committees routinely report back to the Board. The Board and its committees also receive regular briefings from management on specific areas of risk as well as emerging risks to the enterprise.

Over the course of the year, the Audit and Oversight Committee hears reports from management on the Company’s major risk exposures in such areas as compliance, environmental, legal/litigation, technology security (cybersecurity), and ethical conduct, as well as steps taken to monitor and control such exposures. The Finance Committee discusses the Company’s risk assessment and risk management policies; it also provides oversight of insurance matters to ensure that

WEC Energy Group	P-20	2017 Proxy Statement

its risk management program is functioning properly. Both committees have direct access to, and meet as needed with, Company representatives without other management present to discuss matters related to risk management.

The CEO, who is ultimately responsible for managing risk, routinely reports to the Board on risk-related matters. As part of this process, the business unit leaders identify existing, new, or emerging issues or changes within their business areas that could have enterprise implications and report them to senior management. Management is tasked with ensuring that these risks and opportunities are appropriately addressed. The Company has established an Enterprise Risk Steering Committee, comprised of senior level management employees, whose purpose is to foster an enterprise-wide approach to managing risk and compliance. The results of each of these risk-management efforts are reported to the CEO and to the Board or its appropriate committee.

The Board believes that its leadership structure and enterprise risk management program support the risk oversight function of the Board.

STOCKHOLDER NOMINEES AND PROPOSALS
What is the process used to identify director nominees and how do I recommend a nominee to the Corporate Governance Committee?
Candidates for director nomination may be proposed by stockholders, the Corporate Governance Committee, and other members of the Board. The Corporate Governance Committee may pay a third party to identify qualified candidates; however, no such firm was engaged with respect to the nominees listed in this proxy statement. No formal stockholder nominations or recommendations for director candidates were received.

Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2018 Annual Meeting of Stockholders must submit the candidates’ names and qualifications to the Corporate Governance Committee no later than November 1, 2017, via the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201. Stockholders may also propose director candidates for consideration and recommendation by the Board by following the guidelines outlined in the Company's bylaws and summarized on page P-23 of this proxy statement.

Does the Company have a proxy access bylaw?
Yes. Stockholders voted in favor of a non-binding proxy access bylaw proposal that was considered at the 2016 Annual Meeting of Stockholders. After this vote, the Company conducted an extensive evaluation that included feedback from (1) our top institutional investors, (2) proxy advisors, and (3) the proponent of the stockholder proposal. Based upon its evaluation and stockholder feedback, the Board adopted a proxy access bylaw in October 2016. The bylaw allows a stockholder (or a group of up to 20 stockholders) who own at least 3% of our stock for a period of three years the right to nominate candidates for up to the greater of 2 nominees or 20% of the Board.

What is the deadline for stockholders to submit proposals for the 2018 Annual Meeting of Stockholders?
Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2018 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 23, 2017.

Stockholders who intend to present a proposal at the 2018 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials, or who propose to nominate a person for election as a director at the 2018 Annual Meeting, are required to provide notice of such proposal or nomination, containing the information required by the Company’s bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2018 Annual Meeting of Stockholders. The 2018 Annual Meeting of Stockholders is tentatively scheduled for May 3, 2018.

Under our new proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) who has owned at least 3% of our shares of common stock for at least three years and has complied with the other requirements set forth in the Company’s bylaws wants us to include director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2018 Annual Meeting of Stockholders, the nominations must be received by our Corporate Secretary and must arrive at the Company in a timely manner, between 120 and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with our last annual meeting, which would be no earlier than October 24, 2017 and no later than November 23, 2017.

WEC Energy Group	P-21	2017 Proxy Statement

Correspondence in this regard should be directed to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2018

WEC Energy Group’s bylaws require each director to be elected annually to hold office for a one-year term. Because this is an uncontested election, our majority vote standard for election of directors will apply. Under this standard, the director nominees will be elected only if the number of votes cast favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election, as long as a quorum is present. Therefore, presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect in the election of directors.

Proxies may not be voted for more than 13 persons in the election of directors.

The Board requires its current and potential directors to have a broad range of skills, education, experience, and qualifications that will benefit WEC Energy Group and our stockholders. Information regarding the specific criteria and processes used to evaluate director nominees can be found on page P-23.

The Board’s nominees for election are:

• John F. Bergstrom	• Patricia W. Chadwick	• Paul W. Jones	• Allen L. Leverett
• Barbara L. Bowles	• Curt S. Culver	• Gale E. Klappa	• Ulice Payne, Jr.
• William J. Brodsky	• Thomas J. Fischer	• Henry W. Knueppel	• Mary Ellen Stanek
• Albert J. Budney, Jr.
Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee of the Board. Information regarding each nominee is included on the following pages.

The Board of Directors recommends that you vote “FOR” all of the director nominees.

WEC Energy Group	P-22	2017 Proxy Statement

DIRECTOR NOMINEES
Criteria and Processes Used to Evaluate Nominees
The Corporate Governance Committee evaluates director nominees in the context of the Board as a whole with the goal of recommending nominees with diverse backgrounds and experience that, together, can best perpetuate the success of WEC Energy Group’s business and represent stockholder interests. In addition to evaluating director nominees on the basis of the director candidate criteria, board diversity, and independence as described below, the Corporate Governance Committee has determined, through the Board succession planning process, that the Board should consist of candidates that collectively possess the following core competencies in order to effectively carry out its oversight function. Key core competencies, qualifications, and experience for each director are listed in their respective biographies under the heading "Nominees for Election to the Board of Directors."

Director Candidate Criteria.  The Corporate Governance Committee has established criteria for evaluating director candidates, as set forth in the Company’s Corporate Governance Guidelines, which include: proven integrity; mature and independent judgment; vision and imagination; ability to objectively appraise problems; ability to evaluate strategic options and risks; sound business experience and acumen; relevant technological, political, economic, or social/cultural expertise; social consciousness; achievement of prominence in career; familiarity with national and international issues affecting the Company’s businesses; contribution to the Board’s desired diversity and balance; and, in the case of new directors, availability to serve for five years before reaching the directors’ retirement age of 72.

As stated in its charter, the Corporate Governance Committee reviews these criteria annually; in mid-2016, the Committee completed its review and had no recommended changes. In selecting the 2017 nominees for director, the Corporate Governance Committee determined that the candidates fulfill these criteria.

During 2016, Director Brodsky reached retirement age. The Corporate Governance Committee discussed this matter in January 2017 and agreed that Director Brodsky's long history living and working in, and deep knowledge of, the metro-Chicago area, as well as his strong strategic relationships, continue to provide special expertise to the Board that is critical to the successful operations of the Company's Illinois utilities. As a result, upon the recommendation of the Corporate Governance Committee, the Board of Directors approved Director Brodsky's continued service beyond age 72 and nominated him to continue serving as a director for a term expiring in 2018.

Board Diversity. The Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. However, the Corporate Governance Committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As part of its process in connection with the nomination of directors to the Board, the Corporate Governance Committee considers several factors to ensure the entire Board collectively embraces a wide variety of characteristics, including professional background, experience, skills, and knowledge, as well as the criteria listed above. Each candidate will generally exhibit different and varying degrees of these characteristics. With respect to the Company’s current slate of director nominees, the Company also benefits from the diversity inherent from differences in board member gender, ethnicity, tenure, and maturity as depicted on the infographic on page P-12.

WEC Energy Group	P-23	2017 Proxy Statement

Director Independence. Prior to nomination, both new and returning directors are evaluated to ensure compliance with the Board’s standards of independence, as described in detail on page P-18. Additionally, the Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic, and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management.

Director Nominee Evaluation Process. Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether that person should be considered further. If the Corporate Governance Committee determines that the candidate warrants further consideration, the chair or another member of the Board of Directors contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee requests additional information from the candidate, reviews the person’s accomplishments and qualifications, and conducts one or more interviews with the candidate. In certain instances, Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate’s accomplishments.

The Corporate Governance Committee evaluates director candidates, including those proposed by stockholders, using this criteria and process. The process is designed to provide the Board with a diversity of experience and stability to allow it to effectively meet the many challenges WEC Energy Group faces in today’s challenging economic environment.

WEC Energy Group	P-24	2017 Proxy Statement

Nominees for Election to the Board of Directors
The following 13 individuals have been nominated for election to the Board of Directors at the Annual Meeting. Biographical information for each director nominee is set forth below. Ages are as of January 19, 2017, the date each person was designated as a nominee of the Board for election at the Meeting.

John F. Bergstrom
Age: 70
Director Since: 1987
Board Committees: Audit and Oversight; Compensation (Chair); Executive
Core Competencies: CEO experience; Talent management and executive compensation; Business operations and customer service

Barbara L. Bowles
Age: 69
Director Since: 1998
Board Committees: Audit and Oversight; Corporate Governance (Chair); Executive
WEC Board: Presiding Director
Core Competencies: Corporate governance; Financial strategy and investment management; Risk assessment

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Bergstrom Corporation – Chairman and CEO since 1982. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.
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Director of Advance Auto Parts Inc. since 2008; Director of Associated Banc-Corp since 2010; Director of Kimberly-Clark Corporation since 1987.
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Director of WEC Energy Group since 1987; Director of Wisconsin Electric Power Company from 1985 to June 2015.

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Profit Investment Management – Retired Vice Chair. Served as Vice Chair from January 2006 until retirement in December 2007. Profit Investment Management is an investment advisory firm.
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The Kenwood Group, Inc. – Retired Chairman. Served as Chairman from 2000 until 2006 when The Kenwood Group, Inc. merged into Profit Investment Management. CEO from 1989 to 2005.
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Director of Hospira, Inc. from 2008 to 2015.
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Director of WEC Energy Group since 1998; Director of Wisconsin Electric Power Company from 1998 to June 2015.

Specific qualifications and experience
Mr. Bergstrom brings to our Board of Directors 35 years of leadership experience as CEO of Bergstrom Corporation, one of the top 50 automotive dealership groups in America. With significant business operations in WEC Energy Group utilities' service territories and customer service perspective, Mr. Bergstrom brings strong insight with respect to the needs and concerns of WEC Energy Group's large retail customers, as well as perspective on the business environment in the State of Wisconsin, home to WEC Energy Group's corporate headquarters and our largest utility subsidiaries. His deep governance knowledge, which includes over 50 years of combined experience as a director on the boards of other publicly traded U.S. corporations and regional non-profit entities, including the Green Bay Packers, Inc., is particularly valuable to board and committee discussions focused on executive compensation and succession planning matters, as well as strategic planning initiatives. With a focus on excellence, Mr. Bergstrom has attained the National Association of Corporate Directors ("NACD") top designation of Board Leadership Fellow.

Specific qualifications and experience
As founder, CEO, and retired Chairman of The Kenwood Group, Inc., a Chicago-based investment advisory firm that managed pension funds for corporations, public institutions, and endowments, Ms. Bowles, who is a Chartered Financial Analyst, brings over 20 years of investment advisory experience to our Board of Directors. Having also served as a portfolio manager and utility analyst for more than 10 years, and as a chief investor relations officer for two Fortune 50 companies, she contributes valuable perspective as to what issues are important to large investors. In the role of Chief Compliance Officer of Profit Investment Management, Ms. Bowles gained a deep understanding of corporate governance issues and concerns, experience she applies to her positions as Chair of WEC Energy Group's Corporate Governance Committee and independent presiding director. She also contributes valuable risk management and financial reporting insights as a member of the Audit and Oversight Committee, expertise she developed from current and past service as a director on the boards of several other public companies where she has served on the audit and finance committees. With utility subsidiaries located in Chicago, the Board of Directors also benefits from the economic and political perspectives Ms. Bowles provides as a result of her involvement in several important non-profit organizations in Chicago.

WEC Energy Group	P-25	2017 Proxy Statement

William J. Brodsky Age: 72 Director Since: 2015 Board Committee: Finance Core Competencies: CEO experience; Financial strategy and investment management; Regulated industry	Albert J. Budney, Jr. Age: 69 Director Since: 2015 Board Committee: Corporate Governance Core Competencies: Regulated industry; Business operations and customer service; Corporate governance

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CBOE Holdings, Inc. – Chairman of the Board from May 2014 to February 28, 2017. Served as Executive Chairman from 2013 to May 2014 and Chairman and CEO from 2010 to 2013. CBOE Holdings, Inc. is the holding company for the Chicago Board Options Exchange, an exchange that focuses on options contracts for individual equities, indexes, and volatility (VIX), and CBOE Futures Exchange which offers volatility futures.
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The Chicago Board Options Exchange – Chairman of the Board from May 2014 to February 28, 2017. Served as Executive Chairman from 2013 to May 2014 and Chairman and CEO from 1997 to 2013.
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Chairman of Cedar Street Asset Management LLC since 2016. Cedar Street Asset Management LLC is a Chicago-based portfolio management firm that specializes in investments in international equities.
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Director of WEC Energy Group since June 2015; Director of Integrys Energy Group from February 2007 to June 2015.

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Niagara Mohawk Holdings, Inc. – Retired President and Director. Niagara Mohawk Holdings, Inc. a holding company that distributes electricity in areas of New York through its utility subsidiaries.
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Director of WEC Energy Group since June 2015; Director of Integrys Energy Group from February 2007 to June 2015.

Specific qualifications and experience
With over 40 years of utility experience in senior leadership positions, Mr. Budney brings to our Board of Directors extensive knowledge in managing the operations of a utility company and the complexities that arise from operating in a highly-regulated industry. He has acquired considerable board experience in utility industry mergers and acquisitions having served as a director of Niagara Mohawk Holdings when it was acquired by National Grid, as well as serving as a director of WPS Resources Corporation when it purchased Peoples Energy Corporation and changed its name to Integrys Energy Group, and has since been acquired by WEC Energy Group. He also brings to the Board a broad knowledge in governance, customer service, and corporate management matters, most recently having served as both the Chair of the Corporate Governance Committee and lead director of Integrys Energy.

Specific qualifications and experience
Mr. Brodsky brings to our Board of Directors extensive finance, regulatory, and business management experience gained from nearly 35 years of combined service as CEO of The Chicago Board Options Exchange, CBOE Holdings, Inc., and the Chicago Mercantile Exchange. His over 40 years of experience in the financial markets industry, and recognition as a leading industry advocate in options market policy and regulation, is particularly valuable in his service on the WEC Energy Group Finance Committee where he can apply his keen insights to the Company's financial strategy and investment management matters. Mr. Brodsky's extensive knowledge of the economic and governmental challenges as well as policy issues facing a public company doing business in Illinois is of great value to the Board, as is his extensive past and present experience serving on the boards of numerous highly-visible not-for-profit organizations in the metro Chicago area.

WEC Energy Group	P-26	2017 Proxy Statement

Patricia W. Chadwick
Age: 68
Director Since: 2006
Board Committees: Audit and Oversight; Finance
Core Competencies: Financial strategy and investment management; Accounting/auditing oversight and financial reporting; Strategic planning
Curt S. Culver Age: 64 Director Since: 2004 Board Committees: Corporate Governance; Finance (Chair) Core Competencies: CEO experience; Corporate governance; Talent management and executive compensation

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Ravengate Partners, LLC – President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets, business management, and global economics.
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Director of AMICA Mutual Insurance Company since 1992; Director of VOYA Mutual Funds (previously ING Mutual Funds) since 2006; Director of The Royce Funds since 2009.
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Director of WEC Energy Group since 2006; Director of Wisconsin Electric Power Company from 2006 to June 2015.

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MGIC Investment Corporation – Non-executive Chairman of the Board since March 2015. Served as Chairman from 2005 to February 2015, CEO from 2000 to February 2015, and President from 1999 to 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.
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Mortgage Guaranty Insurance Corporation – Non-executive Chairman of the Board since March 2015. Served as Chairman from 2005 to February 2015, CEO from 1999 to February 2015, and President from 1996 to 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.
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Director of MGIC Investment Corporation since 1999.
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Director of WEC Energy Group since 2004; Director of Wisconsin Electric Power Company from 2004 to June 2015.

Specific qualifications and experience
Ms. Chadwick, who is a Chartered Financial Analyst, brings to our Board of Directors extensive investment management expertise gained from 30 years of experience as an investment professional/portfolio manager or principal. As founder and President of Ravengate Partners, a firm that has been educating and advising businesses and not-for-profit institutions about the financial markets, independent research, and global economic activity since 1999, Ms. Chadwick's insights into what the investment industry is thinking and discussing is of great value to the Board as it contemplates its financial plan and strategy. Her knowledge on capital markets is particularly helpful to WEC Energy Group and its subsidiaries which operate in a capital-intensive industry and must consistently access the capital markets. Ms. Chadwick serves as a director on the boards of two registered investment companies, VOYA Mutual Funds and The Royce Funds, which afford her a perspective on current issues and concerns of today's investors, and she is a board director and Finance Committee member of AMICA Mutual Insurance Company, where she has gained a deep understanding of insurance risk management matters; she applies these to her role on the WEC Energy Group Finance Committee.

Specific qualifications and experience
Having served for 15 years as the CEO of Mortgage Guaranty Insurance Corporation and its parent company, MGIC Investment Corporation, Mr. Culver brings to our board of directors a strong working knowledge of the strategic, economic, and compliance issues facing a large publicly-traded company headquartered in Milwaukee, Wisconsin. As chair of the Finance Committee, he provides expertise in the financial markets and risk assessment and management; his experience in the insurance industry also puts him in a position to advise on the Company's insurance program and its effect on overall risk management. Mr. Culver's broad corporate governance experience from his extensive past and present service on the boards of several highly-visible Milwaukee-area non-profit entities and two private for-profit organizations is of great value to the Board.

WEC Energy Group	P-27	2017 Proxy Statement

Thomas J. Fischer
Age: 69
Director Since: 2005
Board Committees: Audit and Oversight (Chair); Compensation; Executive
Core Competencies: Accounting/auditing oversight and financial reporting; Regulated industry; Strategic planning
Paul W. Jones Age: 68 Director Since: 2015 Board Committee: Audit and Oversight Core Competencies: Strategic planning; Business operations and customer service; Corporate governance

•
Fischer Financial Consulting LLC – Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting, and governance matters.
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Director of Badger Meter, Inc. since 2003; Director of Regal Beloit Corporation since 2004.
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Director of Actuant Corporation from 2003 to January 2017.
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Director of WEC Energy Group since 2005; Director of Wisconsin Electric Power Company from 2005 to June 2015.

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A.O. Smith Corporation – Retired Executive Chairman and CEO. A.O. Smith Corporation is a leading manufacturer of residential and commercial water heaters and boilers.
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Rexnord Corporation – Non-executive Chairman since 2015. Director since 2014.
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Director of Federal Signal Corporation since 1998; Director of A.O. Smith Corporation since 2004.
•
Director of WEC Energy Group since June 2015; Director of Integrys Energy Group from 2011 to June 2015.

Specific qualifications and experience
Mr. Fischer provides our Board of Directors with significant expertise in accounting and auditing matters, including financial reporting and regulatory compliance, risk assessment and management, and corporate governance issues. His experience in these areas comes from 33 years of work at Arthur Andersen, a large, international independent accounting firm, where for 22 years, he served as a partner responsible for services provided to large, complex public and private companies and several public utility audits. Since 2002, Mr. Fischer has provided consulting services to companies in the areas of corporate financial, accounting, and governance matters. Mr. Fischer, who is a Certified Public Accountant, brings extensive knowledge and experience to his responsibilities as WEC Energy Group's Audit and Oversight Committee Chair as a result of his past and present service on several other audit committees at public companies based in Wisconsin. His significant expertise is invaluable to WEC Energy Group's Board as it navigates a complex and evolving regulatory compliance landscape.

Specific qualifications and experience
Having held leadership positions at A.O. Smith Corporation, U.S. Can Company, Inc., and Greenfield Industries, Mr. Jones brings to our Board of Directors over 25 years of senior and executive management experience in managing business operations for large retail and industrial entities. As the retired executive Chairman and CEO of A.O. Smith Corporation, a large, publicly traded company that is also headquartered in Milwaukee, Wisconsin, he has an understanding of the customer base and an appreciation for the economic issues facing the Company with our headquarters in Milwaukee. Mr. Jones previously served on the board of directors of the Milwaukee-based Bucyrus International, Inc., prior to its acquisition by Caterpillar, Inc., where he gained perspective on the concerns of an energy-intensive utility customer located in one of the Company's largest service territories. Mr. Jones is also one of three former Integrys Energy Group board members elected to the WEC Energy Group Board following its acquisition of Integrys, and therefore, provides helpful perspective on the utility subsidiaries that were acquired. With close to 20 years of service as a public company board director, including rotations as committee chair of the governance and nominating, finance, and compensation committees, as well as his current role as non-executive chairman of Rexnord Corporation, Mr. Jones contributes a deep understanding of corporate governance practices.

WEC Energy Group	P-28	2017 Proxy Statement

Gale E. Klappa Age: 66 Director Since: 2003 Board Committee: Executive (Chair) Core Competencies: CEO experience; Regulated industry; Financial strategy and investment management	Henry W. Knueppel Age: 68 Director Since: 2013 Board Committees: Audit and Oversight; Corporate Governance Core Competencies: CEO experience; Business operations and customer service; Corporate governance

•
WEC Energy Group, Inc. – Non-Executive Chairman of the Board since May 2016; Chairman of the Board and CEO from 2004 to May 2016; President from 2003 to August 2013.
•
Wisconsin Electric Power Company – Chairman of the Board from 2004 to May 2016; CEO from 2003 to May 2016; President from 2003 to June 2015.
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Director of Associated Banc-Corp since 2016; Director of Badger Meter, Inc. since 2010; Director of Joy Global Inc. since 2006.
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Director of WEC Energy Group since 2003; Director of Wisconsin Electric Power Company from 2003 to May 2016.
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Director of The Peoples Gas Light and Coke Company, a public utility subsidiary of WEC Energy Group located in Chicago, Illinois, since June 2015.

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Regal Beloit Corporation – Retired Chairman of the Board and CEO. Served as CEO from 2005 to 2011 and as Chairman from 2006 to 2011. Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls, and power generation products.
•
Harsco Corporation – Independent, Non-Executive Chairman of the Board from September 2012 until September 2014. Served as Interim Chairman and CEO from February 2012 to September 2012. Director from 2008 to April 2016. Harsco Corporation is a diversified, worldwide industrial services company.
•
Director of Regal Beloit Corporation since 1987; Director of Snap-on Incorporated since 2011.
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Director of WEC Energy Group since 2013; Director of Wisconsin Electric Power Company from 2013 to June 2015.

Specific qualifications and experience
Mr. Klappa has more than 40 years of experience working in the public utility industry, the last 24 at a senior executive level. He retired as the Company's CEO in May 2016, at which time he transitioned to his current role as Non-Executive Chairman of the Board. Under his leadership, the Company successfully completed its 2015 acquisition of Integrys Energy Group. Prior to joining the Company in 2003, Mr. Klappa served in various executive leadership roles at The Southern Company, a public utility holding company serving the southeastern United States. With his extensive experience in the business operations and C-suite leadership of publicly regulated utilities, his service as a board member for three other public companies, and his contributions to significant economic development initiatives in southeastern Wisconsin, Mr. Klappa leads the Board with a deep understanding of the financial investment decisions and public policy issues facing large public companies in the utility sector.

Specific qualifications and experience
With more than 30 years of senior management experience at Regal Beloit Corporation, including five years as the combined Chairman of the Board and CEO, Mr. Knueppel brings extensive executive management experience to our Board of Directors. Regal Beloit Corporation is a Wisconsin-based manufacturer of electrical motors, mechanical and electrical motion controls, and power generation products, which gives Mr. Knueppel knowledge of equipment used in the Company's operations. He currently serves on the boards of several large, publicly-traded industrial companies and provides the Board with perspective on operational and customer service matters the Company faces with our large commercial and industrial customers. Mr. Knueppel also brings to the Board a wide range of knowledge and experience in board governance, having served for more than 30 years as a director for several publicly-traded companies, including his role as the independent, non-executive chairman of the board of Harsco Corporation.

WEC Energy Group	P-29	2017 Proxy Statement

Allen L. Leverett Age: 50 Director Since: 2016 Board Committee: Executive Core Competencies: Regulated industry; Risk assessment; CEO experience
Ulice Payne, Jr.
Age: 61
Director Since: 2003
Board Committees: Compensation; Executive; Finance
Core Competencies: Risk assessment; Business operations and customer service; Governmental, legal, public policy, and community relations

•
WEC Energy Group, Inc. – CEO since May 2016; President since August 2013; Executive Vice President from 2004 to July 2013; Chief Financial Officer ("CFO") from 2003 until 2011. Mr. Leverett also served as the principal executive officer of WEC Energy Group’s generation operations from 2011 to May 2016.
•
Wisconsin Electric Power Company – Chairman of the Board and CEO since May 2016; President from June 2015 to May 2016; Executive Vice President from 2004 until June 2015; CFO from 2003 until 2011.
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Director of WEC Energy Group since January 2016; Director of Wisconsin Electric Power Company since June 2015.
•
Mr. Leverett also serves as an executive officer and/or director of several other major subsidiaries of WEC Energy Group.

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Addison-Clifton, LLC – Managing Member since 2004. Addison-Clifton, LLC provides global trade compliance advisory services.
•
Director of Foot Locker, Inc. since December 2016; Director of Manpower Group since 2007; Trustee of The Northwestern Mutual Life Insurance Company since 2005.
•
Director of WEC Energy Group since 2003; Director of Wisconsin Electric Power Company from 2003 to June 2015.

Specific qualifications and experience
Mr. Payne brings to our Board of Directors strong business leadership experience within the local Milwaukee community and state of Wisconsin, previously serving in roles that included the Securities Commissioner for the state of Wisconsin, managing partner of the Milwaukee law office of Foley & Lardner, and president and CEO of the Milwaukee Brewers Baseball Club, Inc. In addition, Mr. Payne is and has been involved in numerous Milwaukee-area non-profit entities, making him well-positioned to provide the Board with perspective on the economic and social issues affecting the greater Milwaukee area as well as a broad spectrum of the Company's customers. As founder and President of Addison-Clifton, LLC, which provides global trade compliance consulting, Mr. Payne understands the importance of providing clients with exceptional customer service, a focus that is critical to execution of WEC Energy Group's strategic initiatives. Mr. Payne also contributes valuable financial and risk assessment insights gained throughout his career, including from his past and present service on the boards of several public companies.

Specific qualifications and experience
Having worked in the public utility industry for nearly 25 years, Mr. Leverett has developed a deep understanding of the complexities of the Company's industry, operations, and regulatory environment, while having built extensive leadership experience. Prior to joining the Company, Mr. Leverett served in executive positions at Georgia Power and Southern Company Services, where he held overall responsibility for financial planning and analysis, capital markets and leasing, treasury, and investor relations. He joined the Company in 2003 as CFO and has proceeded to hold numerous executive positions, including CEO of the Company's power generation group, with overall responsibility for electric generation fleet operations and planning, fuel procurement, environmental compliance, and renewable energy development strategy. Since May 1, 2016, Mr. Leverett has served as CEO of WEC Energy Group, adding to his roles as President and Director. Mr. Leverett's experience and insights in running a regulated public company are critical to the Board as it carries out its oversight of the Company's risk environment.

WEC Energy Group	P-30	2017 Proxy Statement

Mary Ellen Stanek
Age: 60
Director Since: 2012
Board Committee: Finance
Core Competencies: Financial strategy and investment management; Risk assessment; Governmental, legal, public policy, and community relations

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Baird Financial Group – Managing Director and Director of Asset Management since 2000. Baird Financial Group provides wealth management, capital markets, private equity, and asset management services to clients worldwide.
•
Baird Advisors – Chief Investment Officer since 2000. Baird Advisors is an institutional fixed income investment advisor.
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Baird Funds, Inc. – President since 2000. Baird Funds is a publicly registered investment company.
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Trustee of The Northwestern Mutual Life Insurance Company since 2009.
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Director of Journal Media Group, Inc. and its predecessor companies from 2002 to April 2016.
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Director of WEC Energy Group since 2012; Director of Wisconsin Electric Power Company from 2012 to June 2015.

Specific qualifications and experience
Ms. Stanek, who is a Chartered Financial Analyst, brings to our Board of Directors her extensive financial and investment strategy expertise, resulting from over 35 years of investment management experience. As Managing Director and Director of Asset Management of Baird Financial Group, a position she has held since 2000, Ms. Stanek's expertise in fixed income investments provides the Board and management with invaluable financial strategy insight relative to WEC Energy Group and its subsidiaries, which customarily issue debt securities as a means of raising capital. As a member of the WEC Energy Group Finance Committee, she also offers valuable perspective on insurance risk matters, having served for 15 years as a director of West Bend Mutual Insurance Company. In addition to her recognition as a leader in Milwaukee's financial community, Ms. Stanek has dedicated significant time to serving on the boards of a large number of Milwaukee-area non-profit organizations, through which she has developed strong relationships with key community leaders and stakeholders. From these experiences, she brings the Board insightful perspectives on issues impacting the culture and viability of the workforce, as well as customer concerns.

WEC Energy Group	P-31	2017 Proxy Statement

COMMITTEES OF THE BOARD OF DIRECTORS

Members	Principal Responsibilities; Meetings

Audit and Oversight
• Oversee the integrity of the financial statements.
• Oversee management compliance with legal and regulatory requirements.
• Review, approve, and evaluate the independent auditors’ services.
• Oversee the performance of the internal audit function and independent auditors.
• Discuss risk management and major risk exposures and steps taken to monitor and control such exposures.
• Prepare the report required by the SEC for inclusion in the proxy statement.
• Establish procedures for the submission of complaints and concerns regarding WEC Energy Group’s accounting or auditing matters.
• The Audit and Oversight Committee conducted six meetings in 2016.

Thomas J. Fischer, Chair John F. Bergstrom Barbara L. Bowles Patricia W. Chadwick Paul W. Jones Henry W. Knueppel
Compensation
• Identify through succession planning potential executive officers.
• Provide competitive, performance-based executive and director compensation programs.
• Set performance goals for the CEO, annually evaluate the CEO’s performance against such goals, and determine compensation adjustments based on whether these goals have been achieved.
• Prepare the report required by the SEC for inclusion in the proxy statement.
• The Compensation Committee conducted seven meetings in 2016 and executed two written unanimous consents.

John F. Bergstrom, Chair Thomas J. Fischer Ulice Payne, Jr.
Corporate Governance
• Establish and annually review the Corporate Governance Guidelines to verify that the Board is effectively performing its fiduciary responsibilities to stockholders.
• Establish and annually review director candidate selection criteria.
• Identify and recommend candidates to be named as nominees of the Board for election as directors.
• Lead the Board in its annual review of the Board’s performance.
• The Corporate Governance Committee conducted three meetings in 2016 and executed one written unanimous consent.

Barbara L. Bowles, Chair Albert J. Budney, Jr. Curt S. Culver Henry W. Knueppel
Finance
• Review and monitor the Company’s current and long-range financial policies and strategies, including our capital structure and dividend policy.
• Authorize the issuance of corporate debt within limits set by the Board.
• Discuss policies with respect to risk assessment and risk management.
• Approve the Company’s financial plan, including the capital budget.
• The Finance Committee conducted four meetings in 2016 and executed one written unanimous consent.

Curt S. Culver, Chair William J. Brodsky Patricia W. Chadwick Ulice Payne, Jr. Mary Ellen Stanek

Executive Committee. The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies, and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), John F. Bergstrom, Barbara L. Bowles, Thomas J. Fischer, Allen L. Leverett, and Ulice Payne, Jr. The Executive Committee did not meet in 2016.

In addition to the number of committee meetings listed in the preceding table, the Board met eight times in 2016 and executed six signed, written unanimous consents. The average meeting attendance during the year was over 95%. All directors attended more than 75% of the total number of meetings of the Board and Board committees on which he or she served.

Generally, all directors are expected to attend the Company’s annual meetings of stockholders. All directors attended the Annual Meeting of Stockholders held on May 5, 2016.

WEC Energy Group	P-32	2017 Proxy Statement

DIRECTOR COMPENSATION
The following table summarizes total compensation awarded to, earned by, or paid to each of WEC Energy Group’s non-management directors during 2016.

Name	Fees Earned or Paid In Cash	(1)(2) Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(3) All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
John F. Bergstrom	90,000	125,000	—	—	—	27,571	242,571
Barbara L. Bowles	85,000	125,000	—	—	—	25,463	235,463
William J. Brodsky	75,000	125,000	—	—	—	—	200,000
Albert J. Budney, Jr.	75,000	125,000	—	—	—	—	200,000
Patricia W. Chadwick	75,000	125,000	—	—	—	27,815	227,815
Curt S. Culver	85,000	125,000	—	—	—	19,793	229,793
Thomas J. Fischer	95,000	125,000	—	—	—	31,759	251,759
Paul W. Jones	75,000	125,000	—	—	—	—	200,000
Gale E. Klappa (4)	—	—	—	—	—	—	—
Henry W. Knueppel	75,000	125,000	—	—	—	—	200,000
Ulice Payne, Jr.	75,000	125,000	—	—	—	14,427	214,427
Mary Ellen Stanek	75,000	125,000	—	—	—	—	200,000

(1)
The amounts reported reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, of restricted stock awards made to the directors in 2016. Each restricted stock award vests in full on the third anniversary of the grant date.

(2)
Other than Mr. Brodsky (2,540 shares), Mr. Budney (2,540 shares), Mr. Jones (2,540 shares), and Mr. Klappa (2,931 shares), each current director held 7,001 shares of restricted stock as of December 31, 2016.

(3)	All amounts represent costs for the Directors’ Charitable Awards Program. See “Compensation of the Board of Directors” below for additional information regarding this program.

(4)
Mr. Klappa was executive Chairman and CEO of WEC Energy Group until May 1, 2016, and therefore, is considered a Named Executive Officer. All of Mr. Klappa's compensation he received as a director is reported in the "Summary Compensation Table" on page P-57.

Compensation of the Board of Directors
2016 Compensation. During 2016, each non-management director (other than Mr. Klappa) received an annual retainer fee of $75,000. In addition, during 2016, non-management chairs of the Finance Committee and the Corporate Governance Committee each received an annual retainer of $10,000, the chair of the Compensation Committee received an annual retainer of $15,000, and the chair of the Audit and Oversight Committee received an annual retainer of $20,000. The Company reimbursed non-management directors for all out-of-pocket travel expenses (which reimbursed amounts are not reflected in the table above).

On January 4, 2016, each non-management director (other than Mr. Klappa) also received the 2016 annual stock compensation award in the form of restricted stock equal to a value of $125,000, with all shares vesting three years from the grant date. Employee directors do not receive these fees.

Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage, and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

Effective May 1, 2016, Mr. Klappa retired as executive Chairman of the Board and CEO of WEC Energy Group. Mr. Klappa continued as a director and became Non-Executive Chairman of the Board. Consistent with the Company's compensation policy for non-management directors, Mr. Klappa received an annual retainer fee of $75,000 and an annual restricted stock award equal to a value of $125,000, both of which were prorated for the number of months to be served during 2016 as a non-management director. In connection with his service as Non-Executive Chairman of the Board, Mr. Klappa received an additional annual retainer fee of $125,000 and an additional annual restricted stock award equal to a value of $125,000, both of which were prorated for the number of months to be served during 2016 as Non-Executive Chairman. The restricted stock awarded to Mr. Klappa vests three years from the date of grant.

WEC Energy Group	P-33	2017 Proxy Statement

Deferred Compensation Plan. Non-management directors may defer all or a portion of director fees pursuant to the Directors’ Deferred Compensation Plan. Prior to January 1, 2017, deferred amounts could be credited to any of ten measurement funds, including a WEC Energy Group phantom stock account. Effective January 1, 2017, directors have two investment options in the plan - the Company's stock measurement fund and the Prime Rate Fund. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC Energy Group, are unsecured, and are payable only in cash following termination of the director’s service to WEC Energy Group. The deferred amounts will be paid out of general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust discussed later in this proxy statement.

Legacy Charitable Awards Program. Directors elected prior to January 1, 2007 participate in a Directors’ Charitable Awards Program under which the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, following the director’s death. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations mitigates the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Directors already participating as of that date are Messrs. Bergstrom, Culver, Fischer, Klappa, and Payne, and Ms. Bowles and Chadwick.

2017 Compensation. In December 2016, the Compensation Committee conducted its annual review of non-management director compensation and determined that, based upon research provided by Frederic Cook, the total director compensation package remained slightly below the market median in light of the increased size and complexity of the Company following the Integrys acquisition. The Compensation Committee determined that it was appropriate to increase the annual cash retainer award by $25,000. As a result, effective January 1, 2017, upon the recommendation of the Compensation Committee, the Board of Directors increased the annual cash retainer award from $75,000 to $100,000. The Compensation Committee concluded that the chair fee retainers, including the annual cash retainer for the Non-Executive Chairman, and the amount of the annual restricted stock award, would remain at the levels approved for the 2016 calendar year.

In December 2016, also based upon market research provided by Frederic Cook, the Compensation Committee concluded that it would be appropriate to reduce the vesting schedule for restricted stock awarded to directors. As a result, upon the recommendation of the Compensation Committee, the Board of Directors shortened the vesting period for future restricted awards to directors from three years to one year effective for awards granted after January 1, 2017.

WEC Energy Group	P-34	2017 Proxy Statement

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITORS FOR 2017

The Audit and Oversight Committee of the Board of Directors has sole authority to select, evaluate, and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017. The Audit and Oversight Committee believes that stockholder ratification of this matter is important considering the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the selection.

Deloitte & Touche LLP has served as the independent auditors for the Company for the last 15 fiscal years beginning with the fiscal year ended December 31, 2002. The members of the Audit and Oversight Committee and the other members of the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and our stockholders.

Ratification of Deloitte & Touche LLP as the Company's independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them. Information concerning Deloitte & Touche LLP can be found in the following pages.

The Board of Directors recommends that you vote “FOR”
the ratification of Deloitte & Touche LLP as independent auditors for 2017.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax, and other services of the independent auditors. As such, the Audit and Oversight Committee is responsible for the audit fee negotiations associated with the Company’s retention of independent auditors.

The Audit and Oversight Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact. In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. In addition, the Audit and Oversight Committee is directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit (1) a description of all services anticipated to be rendered, as well as an estimate of the fees for each of the services, for the Audit and Oversight Committee to approve, and (2) written confirmation that the performance of any non-audit services is permissible and will not impact the firm’s independence. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Audit and Oversight Committee specifically provides for a different period. A fee level will be established for all permissible, pre-approved non-audit services. Any additional audit service, audit-related service, tax service, and other service must also be pre-approved.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Audit and Oversight Committee Chair is required to report any pre-approval decisions at the next scheduled Audit and Oversight Committee meeting. Under the pre-approval policy, the Audit and Oversight Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board (United States) to be performed by the Company’s independent auditors. These services include: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services;

WEC Energy Group	P-35	2017 Proxy Statement

fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions, or human resources, broker-dealer, investment advisor or investment banking services; legal services and expert services unrelated to the audit; services provided for a contingent fee or commission; and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Audit and Oversight Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the chair of the Audit and Oversight Committee or to an immediate family member of these individuals, including spouses, spousal equivalents, and dependents.

Fee Table. The following table shows the fees, all of which were pre-approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2016 and 2015, and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

	2016	2015 (1)
Audit Fees (2)	$4,886,950	$4,988,090
Audit-Related Fees (3)	—	32,940
Tax Fees	—	—
All Other Fees (4)	7,946	4,950
Total	$4,894,896	$5,025,980

(1)	Includes fees incurred by the legacy Integrys Energy Group family of companies following the acquisition of Integrys on June 29, 2015.

(2)
Audit Fees consist of fees for professional services rendered in connection with the audits of: (1) the annual financial statements of the Company and its subsidiaries, (2) the effectiveness of internal control over financial reporting, and (3) other non-recurring audit work. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services provided in connection with statutory and regulatory filings or engagements.

(3)
Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.”

(4)
All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP plus the subscription cost for the use of a Deloitte & Touche LLP accounting research tool.

WEC Energy Group	P-36	2017 Proxy Statement

AUDIT AND OVERSIGHT COMMITTEE REPORT
The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of WEC Energy Group, Inc. In addition, the Audit and Oversight Committee oversees compliance with legal and regulatory requirements. The Audit and Oversight Committee operates under a written charter approved by the Board, which can be found in the “Governance” section of the Company’s Website at wecenergygroup.com.

The Audit and Oversight Committee is also directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function.

In order to assure continuing auditor independence, the Audit and Oversight Committee periodically considers whether there should be a regular rotation of the independent external audit firm. For 2017, the Audit and Oversight Committee has appointed Deloitte & Touche LLP to remain as the Company’s independent auditors, subject to stockholder ratification. The members of the Audit and Oversight Committee and other members of the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders.

The Audit and Oversight Committee is directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner in conjunction with a mandated rotation policy and are also responsible for audit fee negotiations with Deloitte & Touche LLP.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon.

The Audit and Oversight Committee held six meetings during 2016. Meetings are designed to facilitate and encourage open communication among the members of the Audit and Oversight Committee, management, the internal auditors, and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws.

We have reviewed and discussed with management and the Company’s independent auditors the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2016, and the independent auditor’s report on those financial statements. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP presented the matters required to be discussed with the Audit and Oversight Committee by PCAOB Auditing Standard No. 16, Communications with Audit Committees. This review included a discussion with management and the independent auditors about the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s financial statements, as well as the disclosures relating to critical accounting policies.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit and Oversight Committee concerning independence. The Audit and Oversight Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board that the audited financial statements be included in WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and filed with the Securities and Exchange Commission.

Respectfully submitted to WEC Energy Group stockholders by the Audit and Oversight Committee of the Board.

The Audit and Oversight Committee

Thomas J. Fischer, Committee Chair
John F. Bergstrom
Barbara L. Bowles
Patricia W. Chadwick
Paul W. Jones
Henry W. Knueppel

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COMPENSATION OF NAMED EXECUTIVE OFFICERS

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COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board, the elements of our executive compensation program, the purposes and objectives of these elements, and the manner in which we established the compensation of our NEOs for fiscal year 2016.

References to “we,” “us,” “our,” "Company," and “WEC Energy Group” in this discussion and analysis mean WEC Energy Group, Inc. and its management, as applicable.

EXECUTIVE SUMMARY
Overview
The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s short-term and long-term goals without creating an incentive for our NEOs to take excessive risks. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. To that end, a substantial portion of pay is at risk, and generally, the value will only be realized upon strong corporate performance.

2016 Business Highlights
We completed our first full year of combined utility operations as WEC Energy Group in 2016 following Wisconsin Energy Corporation's acquisition of Integrys Energy Group in June 2015. Following the acquisition, we deliver electricity and natural gas to approximately 4.4 million customers in four states - Wisconsin, Illinois, Michigan, and Minnesota.

During 2016, we made excellent progress in our efforts to integrate our employees, merge and improve business processes, and consolidate our IT infrastructure. At the same time, the Company achieved solid results and continued to create long-term value for our stockholders and customers by focusing on the following:

•	World-class reliability	•	Operating efficiency	•	Employee safety
•	Financial discipline	•	Exceptional customer care

Commitment to Stockholder Value Creation. Financially, WEC Energy Group again delivered solid earnings growth, generated strong cash flow, and increased the dividend for the 13th consecutive year. In January 2016, the Board raised the quarterly dividend 8.2% to $0.4950 per share, equivalent to an annual rate of $1.98 per share. In January 2017, the Board increased the quarterly dividend to $0.5200 per share, which is equivalent to an annual rate of $2.08 per share, in line with our plan to maintain a dividend payout ratio of 65% to 70% of earnings. The Company also turned in strong performances in employee safety, customer satisfaction, and network reliability during 2016. Specific Company achievements during 2016 include:

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2016 Financial Highlights

•	WEC Energy Group delivered solid earnings growth again, generated strong cash flow, and increased the dividend for the 13th consecutive year.
•	Achieved fully diluted earnings and adjusted earnings per share of $2.96 and $2.97, respectively. (2)
•	Each of our regulated utility subsidiaries earned its allowed rate of return.
•	Returned approximately $625 million to WEC Energy Group stockholders through dividends.
•	In January 2017, the Board raised the quarterly dividend to $0.52 per share, which is equivalent to an annual dividend rate of $2.08 per share.

(1)
Excludes costs of $0.01, $0.30, and $0.06 per share for 2016, 2015, and 2014, respectively, related to our acquisition of Integrys. See Appendix A on P-85 for a full GAAP reconciliation and an explanation of why we believe the presentation of adjusted earnings per share is relevant and useful to investors.

(2)	This measure is a component of our short-term incentive compensation program.

2016 Operational Performance

•	WEC Energy Group was recognized in 2016 by Corporate Responsibility Magazine in its annual “Most Responsible Companies Ranked by Industry Sector” in the Utility category.

•	Our utilities continued to balance the delivery of safe, reliable, and affordable energy with a commitment to protecting the environment.

•
We Energies was named the most reliable utility in the Midwest for the sixth year by PA Consulting Group and also received the first-ever Outstanding Customer Reliability Experience Award for effective customer service and communications.

•	We received the best results in our history for large customer satisfaction as surveyed by TQS Research and achieved a third place national ranking. (2)

•	All major utility subsidiaries either met or exceeded our overall customer satisfaction targets. (2)

•
WEC Energy Group's utility companies experienced growing employee participation in health and wellness programs, as well as increased proactive safety reporting, helping to reduce the number of OSHA-reportable incidents and lost-time incidents by almost 17% on a year-over-year basis. (2)

•
We Energies Supplier Diversity Initiative was recognized by the National Association of Minority Contractors-Wisconsin Chapter for outreach, support, commitment, and leadership in minority business development in the Wisconsin construction industry. (2)

2016 Strategic Performance

•	Continued the successful integration of Integrys Energy Group into WEC Energy Group.

•	Transitioned leadership of the Company, from Gale E. Klappa to Allen L. Leverett as CEO, effective May 1, 2016.

•	Formed a stand-alone utility (Upper Michigan Energy Resources Corporation) to serve customers in Michigan’s Upper Peninsula and to facilitate a long-term generation solution for the region.

•
Sold Wisconsin Electric Power Company's ("WE's") Milwaukee County Power Plant, a coal-fired power plant, in 2016 as part of our long-term strategy to restructure the Company's generation portfolio to meet changing demands and regulations.

•	Sold the compressed natural gas business, Trillium CNG, thereby exiting a significant non-regulated business.

•
Announced a plan to work with industry partners, environmental groups, and the state of Wisconsin with a goal of reducing CO2 emissions from our electric generating fleet by approximately 40% below 2005 levels by 2030.

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•	Deployed capital during 2016 to focus on strengthening and modernizing the reliability of our generation and distribution networks. Highlights include:

At year-end 2016, implementation of the Improved Customer Experience project was 80% complete; when fully implemented, this $100-plus million customer care software project will provide all of the Company’s customers, located across four states, with a common experience, while also improving business capability and service delivery across all of our utility subsidiaries.

Illinois. The Peoples Gas Light & Coke Company (“PGL”), one of the Company’s Illinois utility subsidiaries, completed a top to bottom review of the capital construction project underway in the City of Chicago to modernize the natural gas infrastructure; management successfully worked with regulators to identify and prioritize 2016 capital expenditures, while also implementing enhanced project controls and significantly reducing class 2 methane leaks.

PGL also broke ground on a $20 million, 100,000-plus square foot state-of-the art training facility in Chicago, which will provide training for current and future utility employees, as well as prepare high school students for careers as utility workers.

Wisconsin. In November 2016, Wisconsin Public Service Corporation’s ("WPS") ReACTTM system went into commercial operation at Weston Unit 3, one of our coal-fired facilities; this $345 million capital project installed an air quality control system that is the first of its kind in the United States. The ReACTTM system is currently meeting or exceeding all environmental performance expectations, including reducing sulfur dioxide and mercury emissions from Weston Unit 3 to near zero.

WPS met the scheduling, safety, and reliability improvement targets set for 2016 on a five-year, $220 million system modernization and reliability project; upon completion in 2018, the company will have converted more than 1,100 miles of overhead lines to underground and added distribution automation equipment on 400 miles of lines.

The new powerhouse at WE's Twin Falls hydroelectric plant went into commercial operation in July 2016; forecasted at $64 million, this capital project was completed on schedule and under budget, and has increased plant capacity by 50%.

We completed the expansion of the coal storage facilities at WE's Oak Creek Power Plant site; this $62 million project, finished under budget, was placed into service ahead of schedule in December 2016 and is already providing fueling flexibility benefits that lower costs for customers.

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Long-Term Stockholder Returns
Over the past decade, WEC Energy Group has consistently delivered among the best total returns in the industry and did so again in 2016.

(3)    The Five-Year Cumulative Return Chart shows a comparison of the cumulative total return, assuming reinvestment of dividends, over the last five years had $100 been invested at the close of business on December 31, 2011. For information about the Custom Peer Index Group and the Recomprised Custom Peer Index Group, see page F-93 in the Company's 2016 Annual Report.
Source: Bloomberg; assumes all dividends are reinvested and returns are compounded daily.

Key Compensation Program Changes
In 2016, we made some changes to our compensation program that followed from stockholder engagement efforts and our focus on continually refining our executive compensation program to more effectively align executive pay with performance and reflect best compensation practices.

Competitive Benchmarking - Recomprised Market Data Sources. Based upon a recommendation from our independent compensation consultant, Frederic Cook, the Compensation Committee revised the data sources used to benchmark executive compensation. Instead of considering just market data obtained from Willis Towers Watson’s Executive Compensation Data Bank, Frederic Cook also considered survey data from Aon Hewitt and a comparison group of 19 companies comparable in size to WEC Energy Group that share similar traits with the Company. For additional information on our benchmarking methodology, see “Competitive Benchmarking” on page P-44 of this proxy statement.

Long-Term Incentive Awards - Performance Unit Plan - Short-Term Dividend Equivalents. The Compensation Committee amended and restated the Company’s Performance Unit Plan effective January 1, 2016, to provide that short-term dividend equivalents are paid out at the end of a three-year performance period based on WEC Energy Group’s total stockholder return over the three-year performance period as compared to the stockholder return of a peer group of companies. Short-term dividend equivalents granted prior to January 1, 2016 were paid out annually on unearned performance units if the Company met applicable earnings per share targets. For additional information on the short-term dividend equivalents, see “Short-Term Dividend Equivalents” on page P-50 of this proxy statement.

Long-Term Incentive Awards - Performance Unit Plan - Additional Performance Measure. On December 1, 2016, based upon feedback we received from stockholders during our investor outreach efforts, the Compensation Committee amended and restated the Company’s Performance Unit Plan effective January 1, 2017, to provide for an “Additional Performance Measure” (in addition to total stockholder return), which is defined as the performance criterion or criteria (if any) that the Compensation Committee selects at the time of the award, in its sole discretion, against which WEC Energy Group's performance will be measured. For additional information regarding the change, see “Long-Term Incentive Compensation - Performance Units” on page P-49 of this proxy statement.

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Consideration of 2016 Stockholder Advisory Vote and Stockholder Outreach
At the 2016 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our named executive officers with 85.8% of the votes cast. The Compensation Committee considered this outcome as well as the feedback received during meetings we held with a number of our institutional stockholders and determined that additional changes should be made to the executive compensation program. As indicated above, the Compensation Committee amended WEC Energy Group’s Performance Unit Plan to provide for an Additional Performance Measure. In light of the significant stockholder support our executive compensation program received in 2015, the payout levels under our performance-based program for 2016, and the additional changes made to the program, the Compensation Committee continues to believe that the compensation program is competitive, aligned with our financial and operational performance, and in the best interests of the Company, stockholders, and customers.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
We have three primary elements of total direct compensation: (1) base salary; (2) annual incentive awards; and (3) long-term incentive awards consisting of a mix of performance units, stock options, and restricted stock. The Compensation Committee retained Frederic Cook as its independent compensation consultant to advise the Compensation Committee with respect to our executive compensation program. The Compensation Committee generally relied on the recommendations of Frederic Cook as it developed the 2016 program.

On January 27, 2016, the Board appointed Mr. Leverett to serve as our CEO effective upon Mr. Klappa’s retirement on May 1, 2016. Mr. Klappa continues to serve as the Non-Executive Chairman of the Board. As shown in the charts below, 86% of Mr. Leverett’s 2016 total direct compensation as CEO and an average of 74% of the other NEO’s (other than Mr. Klappa) 2016 total direct compensation is tied to Company performance and is not guaranteed.

The other NEOs total direct compensation mix does not include Mr. Klappa’s compensation as his compensation mix was based upon his position as CEO and significantly changes the reported NEO mix. If Mr. Klappa is included in the calculation of the other NEOs total compensation mix, the amounts reported in the chart above change as follows: Annual Base Salary (15%); Annual Cash Incentive (24%); and Long-Term Equity Incentive (61%).

To the extent feasible, we believe it is important that the Company’s compensation program not dilute the interests of current stockholders. Therefore, we currently use open market purchases to satisfy our benefit plan obligations, including the exercise of stock options and vesting of restricted stock.

In addition to the components of total direct compensation identified above, our retirement programs are another important component of our compensation program.

This Compensation Discussion and Analysis contains a more detailed discussion of each of the above components for 2016, including Frederic Cook's recommendations with respect to each component.

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Compensation Governance and Practices
The Compensation Committee annually reviews and considers the Company’s compensation policies and practices to ensure our executive compensation program aligns with our compensation philosophy. Highlighted below is an overview of our current compensation practices.

What We Do

• Our compensation program focuses on key Company results (financial, safety, customer satisfaction, diversity) that are aligned with our strategic goals.

• A substantial portion of compensation is at risk and tied to Company performance.

• The compensation program has a long-term orientation aligned with stockholder interests.

• The Compensation Committee's independent compensation consultant reviews competitive employment market data from two general industry surveys and a comparison group of companies similar to WEC Energy Group.

• We have implemented a clawback policy that provides for the recoupment of incentive-based compensation. (page P-54)

• Annual incentive-based compensation contains multiple, pre-established performance metrics aligned with stockholder and customer interests. (page P-46)

• The Performance Unit Plan award payouts (including dividend equivalents) are based on stockholder return as compared to an appropriate peer group and, beginning with the 2017 award, Additional Performance Measure(s), if any, selected by the Compensation Committee.

• The Performance Unit Plan requires a separation from service following a change in control for award vesting to occur. (page P-53)

• Equity award and other benefit plan obligations are satisfied through open market purchases of WEC Energy Group common stock.

• Meaningful stock ownership levels are required for senior executives. (page P-54)

• Ongoing engagement with investors takes place to ensure that compensation practices are responsive to stockholder interests.

• We prohibit hedging and pledging of WEC Energy Group common stock. (page P-54)

• We have a policy that prohibits entry into any new arrangements that obligate the Company to pay directly or reimburse individual tax liability for benefits provided by the Company. (page P-56)

• We prohibit repricing of stock options without stockholder approval.

• The Compensation Committee retains an independent compensation consultant to help design the Company’s compensation program and determine competitive levels of pay.

Competitive Benchmarking
As a general matter, we believe the labor market for WEC Energy Group executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

To confirm that our annual executive compensation is competitive with the market, Frederic Cook reviewed the compensation data obtained from Willis Towers Watson's 2016 Executive Compensation Data Bank as well as similar data from Aon Hewitt. Frederic Cook also analyzed the compensation data from a peer group of 19 companies similar to WEC Energy Group in size and business model. The methodology used by Frederic Cook to determine the peer group of companies is described below.

Frederic Cook started with U.S. companies in the Standard & Poor’s database, and then limited those companies to the same line of business as WEC Energy Group as indicated by the Global Industry Classification Standards. This list of companies was then further limited to companies with revenues between $3 billion and $30 billion (approximately one-third to three times the size of WEC Energy Group’s revenues), and that were within a reasonable size range in various other measures such as operating income, total assets, total employees, and market capitalization. From this list, Frederic Cook selected companies similar in overall size to WEC Energy Group with consideration given to companies that met one or more of the following criteria:

•	Diversified, technically sophisticated utility operations (e.g., multiple utilities, electric utilities);

•	Minimal non-regulated business; and/or

•	Operates in the Midwest.

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These criteria resulted in a comparison group of 20 companies with median revenues and market capitalization of approximately $12 billion and $17 billion, respectively.

After reviewing the proposed comparison group, the Compensation Committee requested Frederic Cook to conduct additional analysis of the group because the Compensation Committee wanted WEC Energy Group to be positioned closer to the median of the group in various measures of company size besides market capitalization. Based upon this feedback, Frederic Cook removed the two largest companies and added NiSource resulting in a revised comparison group consisting of the 19 companies listed below.

• Alliant Energy Corporation	• Consolidated Edison, Inc.	• Eversource Energy	• Pinnacle West Capital Corp.
• Ameren Corporation	• DTE Energy Co.	• FirstEnergy Corp.	• SCANA Corporation
• American Electric Power Company	• Dominion Resources	• NiSource Inc.	• The Southern Company
• CMS Energy Corporation	• Edison International	• PG&E Corporation	• Xcel Energy Inc.
• CenterPoint Energy	• Entergy Inc.	• PPL Corp.

The Compensation Committee approved this revised comparison group.

DETERMINATION OF MARKET MEDIAN
In order to determine the “market median” for our NEOs, Frederic Cook recommended that the survey data from Willis Towers Watson and Aon Hewitt receive a 75% weighting and the comparison group of 19 companies receive a 25% weighting. The Compensation Committee agreed with this recommendation. The survey data received a higher weighting because we consider the labor market for our executives to be consistent with that of general industry. Using this methodology, Frederic Cook recommended, and the Compensation Committee approved, the appropriate market median for each of our NEOs.

The comparison of each component of compensation with the appropriate market median when setting the compensation levels of our NEOs drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

ANNUAL BASE SALARY
The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.

Based upon the market data analyzed by Frederic Cook, we generally target base salaries to be within (plus or minus) 15% of the market median for each NEO. However, the Compensation Committee may, in its discretion, adjust base salaries outside of this 15% band when the Compensation Committee deems it appropriate.

Actual salary determinations are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of the Company’s operations. At the beginning of each year, our CEO develops a list of goals for WEC Energy Group and our employees to achieve during the upcoming year. At the end of the year, our CEO measures the performance of the Company against each stated goal and reports the results to the Board. The Compensation Committee then takes the Company’s performance into consideration when establishing our CEO’s compensation for the upcoming year. Our CEO undertakes a similar process with the NEOs, who develop individual goals related to the achievement of the Company’s goals developed by our CEO. At the end of the year, each officer’s performance is measured against these goals. Compensation recommendations and determinations for the upcoming year for each executive officer also take into consideration the level of such performance.

Mr. Klappa served as executive Chairman and CEO until his retirement on May 1, 2016. As a result, he received $455,710, which represents a pro-rata portion of his annual base salary that had been established by the Compensation Committee in December 2015. Mr. Klappa’s annual base salary reflected the fact that his tenure of 13 years was longer than many of those in the traditional market median. Following his retirement, Mr. Klappa no longer received base salary and instead received compensation for his service as a director, including service as Non-Executive Chairman of the Board. See "Director Compensation" on page P-33 of this proxy statement.

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Mr. Leverett's base salary was initially set at $825,000. However, in April 2016, in recognition of Mr. Leverett’s new position as WEC Energy Group's CEO, the Compensation Committee increased Mr. Leverett’s annual base salary by 21.2% to $1,000,000 effective May 1, 2016.

With respect to each other NEO, in December 2015, Mr. Klappa, then CEO, recommended an annual base salary to the Compensation Committee based upon a review of the market compensation data provided by Frederic Cook and the factors described above. The Compensation Committee approved the recommendations, which represented an average increase in annual base salary of approximately 3% for Messrs. Keyes and Garvin, and Ms. Martin.

In recognition of his appointment as Executive Vice President and Chief Financial Officer ("CFO"), the Compensation Committee increased Mr. Lauber’s annual base salary by 35% to $376,165, effective April 1, 2016. In addition, in recognition of his appointment as President of our Wisconsin utilities, the Compensation Committee increased Mr. Fletcher’s annual base salary by 6.6% to $420,000, effective May 1, 2016.

Other than with respect to Mr. Lauber, the annual base salary of each NEO was within our targeted range of the market median as discussed above. Mr. Lauber’s base salary was set below the target range because of how significant the one-time increase would have been in order to bring his salary within the range. Therefore, the Compensation Committee intends to increase Mr. Lauber’s salary in multiple steps to move it within the target range.

ANNUAL CASH INCENTIVE COMPENSATION
We provide annual cash incentive compensation through our Short-Term Performance Plan (“STPP”). The STPP provides for annual cash awards to NEOs based upon the achievement of pre-established stockholder, customer, and employee focused objectives. All payments under the STPP are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder and customer value, as well as individual contributions to successful operations.

2016 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our NEOs. This target level of compensation is expressed as a percentage of base salary.

In the first quarter of 2016, the target award levels for Messrs. Leverett and Lauber were increased to 110% and 75% of base salary, respectively, in each case in recognition of appointment to their new positions. Therefore, Mr. Leverett's STPP payout level reflects a 90% target level for four months and a 110% target level for eight months; Mr. Lauber's STPP payout level reflects a 45% target level for three months and a 75% target level for nine months.

The year-end 2016 target awards for each NEO (other than Mr. Klappa) were as follows:

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Leverett	110%
Mr. Lauber	75%
Mr. Keyes	75%
Ms. Martin	70%
Mr. Garvin	60%
Mr. Fletcher	70%

The target award levels of each officer named in the table above reflect median incentive compensation practices as indicated by the market data.

Based upon the market data provided by Frederic Cook, Mr. Klappa’s annual incentive target was set at 120% of his base salary. As a result of his retirement as executive Chairman and CEO effective May 1, 2016, Mr. Klappa was entitled to a pro rata amount of his annual incentive, or $1,134,718.

For 2016, the possible payout for any NEO ranged from 0% of the target award to 210% of the target award, based on performance.

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2016 Financial Goals under the STPP. The Compensation Committee adopted the 2016 STPP with a continued principal focus on financial results. In December 2015, the Compensation Committee approved WEC Energy Group’s earnings per share (75% weight) and cash flow (25% weight) as the primary performance measures to be used in 2016. For those officers whose positions primarily relate to utility operations in Wisconsin, the Compensation Committee approved WEC Energy Group’s earnings per share (25% weight) and cash flow (25% weight), as well as aggregate net income of WEC Energy Group’s Wisconsin utility operations (50% weight), as the primary performance measures to be used in 2016. We believe earnings per share and cash flow are key indicators of financial strength and performance and are recognized as such by the investment community. Utility net income is an important financial measure as it is an indicator of the return on equity earned by our utilities, and in order to meet our earnings per share targets it is important that our utilities earn at or close to their authorized rate of return.

In January 2016, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s earnings per share as follows:

Earnings Per Share Performance Goal	Earnings Per Share CAGR	Payout Level
$2.81	3.4%	25%
$2.83	4.2%	50%
$2.86	5.1%	100%
$2.88	5.9%	135%
$2.94	8.0%	200%

If the Company’s performance falls between these levels, the payout level with respect to earnings per share is determined by interpolating on a straight line basis the appropriate payout level.

The Company’s growth plan, which has been communicated to the public, calls for a long-term compound annual growth rate (“CAGR”) in earnings per share of 5.0% to 7.0% off of a 2015 base of $2.72 per share, with 6.0% to 8.0% growth in 2016. At the time the Compensation Committee was establishing targets for 2016, we believed that this CAGR plus our continued growth in dividends would support a premium valuation as compared to the Company’s peers. Therefore, the above target (135%) and maximum payout levels (200%) were tied to achievement of the 6.0% to 8.0% growth in 2016. The target (100%) payout level was tied to a 5.1% CAGR as the Compensation Committee thought it appropriate that the NEOs and other Company employees be awarded for achieving a CAGR within the Company’s long-term CAGR range in 2016. The CAGR at each of the threshold (25%) and below target (50%) payout levels recognizes that the acquisition of Integrys would still have achieved one of our criteria for entering into the transaction - that it be accretive to earnings in the first full year after the acquisition.

In January 2016, the Compensation Committee approved the performance goals under the STPP for WEC Energy Group’s cash flow as follows ($ in millions):

Cash Flow	Payout Level
$(300)	25%
$(275)	50%
$(250)	100%
$(220)	135%
$(200)	200%

If the Company's performance falls between these levels, the payout level with respect to cash flow is determined by interpolating on a straight line basis the appropriate payout level.

Once the Compensation Committee established the earnings per share performance level goals, it set the cash flow performance levels at the amount of cash flow estimated to be necessary to achieve the corresponding earnings per share performance level. In the judgment of the Compensation Committee, these cash flow targets reasonably represented the amount of cash flow necessary to achieve a combination of earnings per share performance and appropriate capital spending levels given the scope of WEC Energy Group's construction program.

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In January 2016, the Compensation Committee approved the performance goals under the STPP for the Wisconsin utilities’ net income (based on the earnings per share performance goals) as follows ($ in millions):

Net Income	Weighted Return on Equity	Payout Level
$540	9.88%	25%
$545	9.97%	50%
$550	10.05%	100%
$555	10.14%	135%
$564	10.30%	200%

2016 Financial Performance under the STPP. In January 2017, the Compensation Committee reviewed our actual performance for 2016 against the financial and operational performance goals established under the STPP, subject to final audit.

WEC Energy Group’s 2016 financial performance satisfied the maximum payout level established for earnings per share, cash flow, and net income for the Wisconsin utilities. WEC Energy Group’s GAAP earnings per share and adjusted earnings per share were $2.96 and $2.97, respectively, for 2016. WEC Energy Group’s cash flow was $153.3 million, and the Wisconsin utilities’ net income was $567.5 million for 2016. Cash flow is measured by subtracting WEC Energy Group’s cash used in capital expenditures and for the payment of dividends from WEC Energy Group’s cash provided by operations. Net income is measured against the net income from WEC Energy Group’s Wisconsin segment excluding contributions to the Wisconsin utilities’ charitable foundations. Our adjusted earnings per share, cash flow, and net income are not measures of financial performance under generally accepted accounting principles.

By satisfying the maximum payout level with respect to these financial measures, the NEOs earned 200% of the target award from the financial goal component of the STPP.

2016 WEC Energy Group Operational Goals and Performance under the STPP. Similar to prior years, in December 2015 and January 2016, the Compensation Committee also approved operational performance measures and targets under the STPP. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon WEC Energy Group’s performance in the operational areas of customer satisfaction (5% weight), safety (2.5% weight), and supplier and workforce diversity (2.5% weight). The Compensation Committee recognizes the importance of strong operational results to the success of the Company and has identified these three operational areas in particular as being critical to that success.

The following table provides the operational goals approved by the Compensation Committee for 2016, as well as WEC Energy Group’s performance against these goals:

Operational Measure	Below Goal	Goal	Above Goal	Final Result
Customer Satisfaction:	-5.00%	0.00%	+5.00%
Percentage of “Highly Satisfied” - Company	<72.3%	72.3% - 78.4%	>78.4%	80.2%
Transaction	<80.2%	80.2% - 85.6%	>85.6%	86.7%
Safety:	-2.50%	0.00%	+2.50%
Lost Time Injury - Incidents	>75	54 - 75	<54	49
OSHA Recordable Incidents	>225	184 - 225	<184	163
Diversity:	-2.50%	0.00%	+2.50%
Supplier ($ in Millions)	<133.5	133.5 - 177.4	>177.4	171.0
Workforce - Assessment	Not Met	Met	Exceeded	Met

WEC Energy Group’s performance with respect to operational goals generated a 7.5% increase to the compensation awarded under the STPP for 2016 as WEC Energy Group exceeded the customer satisfaction and safety target performance measures. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with our utilities during the year, which measured (1) customers’ satisfaction with the respective utility overall, and (2) customers’ satisfaction with respect to the particular transactions with the applicable utility.

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2016 Wisconsin Utilities Operational Goals and Performance under the STPP. For those officers whose positions primarily relate to utility operations in Wisconsin, STPP awards could be increased or decreased by up to 10% based upon performance in the operational areas of customer satisfaction (5% weight), safety (2.5% weight), and supplier diversity (1.25% weight) for WEC Energy Group’s Wisconsin utility operations, as well as WEC Energy Group’s performance in the operational area of workforce diversity (1.25% weight). The following table provides the operational goals approved by the Compensation Committee for 2016 for WEC Energy Group’s Wisconsin utility operations, as well as the Company’s performance against these goals:

Operational Measure	Below Goal	Goal	Above Goal	Final Result
Customer Satisfaction:	-5.00%	0.00%	+5.00%
Percentage of “Highly Satisfied” - Company	<75.0%	75.0% - 81.0%	>81.0%	82.2%
Transaction	<83.0%	83.0% - 89.0%	>89.0%	88.8%
Safety:	-2.50%	0.00%	+2.50%
Lost Time Injury - Incidents	>26	16 - 26	<16	26
OSHA Recordable Incidents	>112	88 - 112	<88	88
Diversity:	-2.50%	0.00%	+2.50%
Supplier ($ in Millions)	<73.5	73.5 - 102.4	>102.4	105.8
Workforce - Assessment	Not Met	Met	Exceeded	Met

The Wisconsin utilities' performance with respect to operational goals generated a 3.75% increase to the compensation awarded under the STPP for 2016. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with our Wisconsin utilities during the year, which measured (1) customers’ satisfaction with the specific Wisconsin utility overall, and (2) customers’ satisfaction with respect to their particular transactions with their specific utility. Our Wisconsin utilities exceeded target level performance with respect to the first customer satisfaction measure; those utilities also exceeded target level performance with respect to supplier diversity.

The Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate, but did not factor individual contributions into determining the amount of the awards for the NEOs for 2016. Because the Company’s performance against the financial and operational goals resulted in significant STPP awards in 2016, the Compensation Committee determined that no further adjustments based upon individual contributions or otherwise were appropriate.

Based on the Company’s performance against the financial and operational goals established by the Compensation Committee, Mr. Leverett received annual incentive cash compensation under the STPP of $2,035,229 for 2016. This represented 216% of his annual base salary. Messrs. Lauber, Keyes, Garvin, and Fletcher, and Ms. Martin, received annual cash incentive compensation for 2016 under the STPP equal to 143%, 156%, 124%, 143%, and 145% of their respective annual base salaries, representing a range of 203.75% to 207.5% of the target award for each officer.

LONG-TERM INCENTIVE COMPENSATION
The Compensation Committee administers our 1993 Omnibus Stock Incentive Plan, amended and restated effective January 1, 2016, which is a stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights, and restricted stock. The Compensation Committee also administers the WEC Energy Group Performance Unit Plan, under which the Compensation Committee may award performance units. The Compensation Committee primarily uses (1) performance units, including dividend-equivalents, (2) stock options, and (3) restricted stock to deliver long-term incentive opportunities.

Performance Units. Each year, the Compensation Committee makes annual grants of performance units under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. In 2016, under the terms of the performance units, payouts were based on the Company’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period. The performance units are settled in cash.

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Changes to Performance Unit Plan. On December 1, 2016, based upon feedback we received from stockholders during our investor outreach efforts, the Compensation Committee amended and restated the Performance Unit Plan, effective January 1, 2017, to provide for an Additional Performance Measure in addition to the performance measure of total stockholder return. “Additional Performance Measure” is defined as the performance criterion or criteria (if any) that the Compensation Committee selects, in its sole discretion, based on the attainment of specific levels of performance by WEC Energy Group. Performance units will continue to vest in an amount between 0% and 175% of the target award based upon WEC Energy Group’s comparative total stockholder return over a three-year performance period. However, the vesting percentage may be adjusted based upon WEC Energy’s performance against the Additional Performance Measure(s).

The Additional Performance Measure(s), if any, must be selected by the Compensation Committee at the beginning of the three-year performance period. For each year during the performance period, the Compensation Committee will select the target(s) for the Additional Performance Measure(s) and the potential adjustment to the vesting percentage for that year based on achievement of the Additional Performance Measure(s) relative to the selected target(s). The actual adjustment, if any, to the vesting percentage based upon the Additional Performance Measure(s) will be determined annually. In no event will any adjustment cause the vesting percentage over the three-year performance period to be less than zero. For the 2017 performance unit awards, the Compensation Committee selected performance against the weighted average authorized return on equity of all WEC Energy Group’s utility subsidiaries as the Additional Performance Measure. In order to achieve our financial goals, it is important that the Company’s utilities earn at or close to their authorized return on equity.

Short-Term Dividend Equivalents. Prior to January 1, 2016, certain officers, including the NEOs, and employees were eligible to receive dividend equivalents under the STPP in an amount equal to the number of performance units at the target 100% rate held by each such officer or employee on the dividend declaration date multiplied by the amount of cash dividends paid by the Company on a share of our common stock on such date. The short-term dividend equivalents vested at the end of each year only if the Company achieved the performance target or targets for that year established by the Compensation Committee in the same manner as the performance targets are established under the STPP for the annual incentive awards.

In 2015, the Compensation Committee determined that short-term dividend equivalents should no longer vest annually on unearned performance units and, therefore, would no longer be issued under the STPP. Therefore, in December 2015, the Compensation Committee amended and restated the Company’s Performance Unit Plan effective January 1, 2016, to provide for short-term dividend equivalents. Pursuant to the amendments to the Performance Unit Plan, beginning with the 2016 awards of performance units, we increase the number of unvested performance units as of any date that we declare a cash dividend on our common stock by the amount of the short-term dividend equivalents. Short-term dividend equivalents are calculated by multiplying (a) the number of unvested performance units held by a plan participant as of the related dividend record date by (b) the amount of cash dividend payable by the Company on a share of common stock; and (c) dividing the result by the closing price for a share of the Company's common stock on the dividend payment date. In effect, short-term dividend equivalents will be credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the three-year performance period, rather than paying out the dividend equivalents annually on unearned performance units.

Short-term dividend equivalents will be treated as additional unvested performance units and will be subject to the same vesting, forfeiture, payment, termination, and other terms and conditions as the original performance units to which they relate. In addition, outstanding short-term dividend equivalents will be treated as unvested performance units for purposes of calculating future short-term dividend equivalents.

Stock Options. Each year, the Compensation Committee also makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.

Restricted Stock. The Compensation Committee also awards restricted stock as part of the long-term incentive plan, consistent with market practice. Similar to performance units, restricted stock aligns the interests of management with a typical utility stockholder who is focused on stock price appreciation and dividends.

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Aggregate 2016 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards and the appropriate mix of performance units, stock options, and restricted stock for each NEO in 2016, the Compensation Committee reviewed the market compensation data and analysis provided by Frederic Cook. Based on Frederic Cook’s analysis, the Compensation Committee determined that the long-term incentive awards would be weighted 65% performance units, 20% stock options, and 15% restricted stock. These target values were presented to and approved by the Compensation Committee in December 2015. In addition, based upon the recommendation by Frederic Cook, effective May 2, 2016, the Compensation Committee awarded Mr. Leverett additional long-term incentive awards consisting of performance units, stock options, and restricted stock equal to a value of $1,238,333 in order to better align his total 2016 long-term incentive award with that of a CEO at a company similar in size to WEC Energy Group. Mr. Leverett’s appointment was effective on Sunday, May 1, 2016, a non-trading day.

Based upon the market data provided by Frederic Cook, we target the long-term incentive award to be within (plus or minus) 20% of the market median value of long-term incentive compensation. All of the NEO’s long-term incentive awards were within this target range for 2016.

2016 Stock Option Grants. In December 2015, the Compensation Committee approved the grant of stock options to each of our NEOs and established an overall pool of options that were granted to approximately 200 other employees. The option grants to the NEOs were made effective January 4, 2016, the first trading day of 2016. The options were granted with an exercise price equal to the average of the high and low prices reported on the NYSE for shares of WEC Energy Group common stock on the grant date. The options were granted in accordance with our standard practice of making annual stock option grants effective on the first trading day of each year, and the timing of the grants was not tied to the timing of any release of material information. In addition, as discussed above, in April 2016, the Compensation Committee approved a grant of additional stock options to Mr. Leverett effective as of May 2, 2016.

These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent). See “Potential Payments upon Termination or Change in Control” beginning on page P-70 for additional information.

For purposes of determining the appropriate number of options to grant to a particular NEO, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation. The following table provides the number of options granted to each NEO in 2016.

Executive Officer	Options Granted
Mr. Leverett	125,134
Mr. Lauber	6,720
Mr. Klappa	190,830
Mr. Keyes	37,665
Ms. Martin	24,850
Mr. Garvin	17,210
Mr. Fletcher	14,260

For financial reporting purposes, the stock options granted on January 4, 2016 had a grant date fair value of $5.71 per option for Messrs. Leverett, Lauber, Keyes, Garvin, and Fletcher, and a grant date fair value of $4.28 for Mr. Klappa and Ms. Martin. Mr. Klappa and Ms. Martin are considered to be “retirement eligible.” Therefore, their options are presumed to have a shorter expected life, which results in a lower option value. For financial reporting purposes, the stock options granted on May 2, 2016 to Mr. Leverett had a grant date fair value of $6.99 per option.

2016 Restricted Stock Awards. In December 2015, the Compensation Committee also approved the grant of restricted stock to each of our NEOs and established an overall pool of restricted stock that was granted to approximately 200 other employees. The grants to the NEOs were also made effective January 4, 2016. The restricted stock vests in three equal annual installments beginning on January 4, 2017.

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The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability, or by action of the Compensation Committee. See “Potential Payments upon Termination or Change in Control” beginning on page P-70 for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by cash. The NEOs have the right to vote the restricted stock and to receive cash dividends when the Company pays a dividend to our stockholders.

For purposes of determining the appropriate number of shares of restricted stock to grant to a particular NEO, the Compensation Committee used a value of $50.024 per share. This value was based on the volume weighted price of WEC Energy Group’s common stock for the ten trading days beginning on December 7, 2015 and ending on December 18, 2015. The Compensation Committee uses the volume weighted price in order to minimize the impact of day to day volatility in the stock market. The measurement period is customarily early to mid-December for annual awards to shorten the timeframe between the calculation of the awards and the actual grant date. The following table provides the number of shares of restricted stock granted to each NEO in January 2016.

Executive Officer	Restricted Stock Granted
Mr. Leverett	7,173
Mr. Lauber	585
Mr. Klappa	16,602
Mr. Keyes	3,276
Ms. Martin	2,160
Mr. Garvin	1,497
Mr. Fletcher	1,239

As discussed above, in April 2016, the Compensation Committee approved a grant of 3,186 shares of restricted stock to Mr. Leverett, effective as of May 2, 2016, in connection with his appointment as CEO, that vests in three equal annual installments beginning May 2, 2017. The Compensation Committee also granted 2,858 shares of restricted stock to Mr. Klappa, effective as of May 2, 2016, in connection with his appointment as Non-Executive Chairman of the Board, that vests three years following the grant date on May 2, 2019.

In addition, in connection with Mr. Klappa’s retirement as CEO, and in light of WEC Energy Group’s industry-leading performance during his tenure and his significant contributions to the development and execution of the Company's strategic plan, the Compensation Committee vested the remaining balance of several awards of restricted stock to Mr. Klappa, consisting of 47,181 shares.

2016 Performance Units. In 2016, the Compensation Committee granted performance units to each of our NEOs and approved a pool of performance units that were granted to approximately 200 other employees. With respect to the 2016 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2018, as compared to the total stockholder return of the custom peer group described below. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.

In addition to WEC Energy Group, the 2016 performance unit peer group originally included:

• Alliant Energy Corporation	• DTE Energy Co.	• Great Plains Energy, Inc.	• SCANA Corporation
• Ameren Corporation	• Duke Energy Corp.	• NiSource Inc.	• The Southern Company
• American Electric Power Company	• Edison International	• OGE Energy Corp.	• Westar Energy, Inc.
• CMS Energy Corporation	• Eversource Energy	• PG&E Corporation	• Xcel Energy Inc.
• Consolidated Edison, Inc.	• FirstEnergy Corp.	• Pinnacle West Capital Corp.

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The peer group is chosen by the Compensation Committee, based upon management’s recommendation and with the concurrence of Frederic Cook. This peer group was chosen because we believe these companies are similar to WEC Energy Group in terms of business model and long-term strategies, with a focus on regulated utility operations rather than a non-regulated business model. There is significant overlap between the performance unit peer group and the comparison group developed by Frederic Cook for purposes of benchmarking compensation levels. However, there are several companies that are different among the two groups because Frederic Cook places significant weight on the financial metrics of the companies included in its comparison group, whereas we focus more on operational measures for the performance unit peer group.

In December 2016, the Compensation Committee determined that Westar Energy, Inc. should be removed from the custom peer group for the outstanding 2014 - 2016 performance unit awards, and should not be included in any future peer groups. On May 31, 2016, Great Plains Energy announced that it had entered into an agreement to purchase Westar Energy. Upon this announcement, there was a significant increase in Westar Energy’s stock price which we believe was not the result of ongoing operating performance. This action is consistent with the Compensation Committee’s past decisions to adjust the peer group to account for the impact of mergers and acquisitions.

The required percentile ranking for total stockholder return and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a NEO’s cessation of employment with WEC Energy Group prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon the termination of the NEO’s employment (1) by reason of disability or death or (2) after a change in control of WEC Energy Group. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the NEO by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of performance units to grant to a particular NEO, the Compensation Committee used a value of $50.024 per unit, the same value used for the restricted stock granted in January 2016. The following table provides the number of units granted to each NEO effective January 4, 2016, at the 100% target level.

Executive Officer	Performance Units Granted
Mr. Leverett	31,090
Mr. Lauber	2,535
Mr. Klappa	71,945
Mr. Keyes	14,200
Ms. Martin	9,370
Mr. Garvin	6,490
Mr. Fletcher	5,375

With respect to the additional 13,800 performance units granted to Mr. Leverett effective May 2, 2016 in connection with his appointment as CEO, the Compensation Committee used a value of $58.325 per unit, the same value used for the additional restricted stock granted to Mr. Leverett in May 2016.

2016 Payouts under Previously Granted Long-Term Incentive Awards. In 2014, the Compensation Committee granted performance unit awards to participants in the Performance Unit Plan, including the NEOs. The terms of the performance units granted in 2014 were substantially similar to those of the performance units granted in 2016

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described above, and the required performance percentile ranks and related vesting schedule were identical to that of the 2016 units.

Payouts under the 2014 performance units were based on our total stockholder return for the three-year performance period ended December 31, 2016 against the same group of peer companies used for the 2016 performance unit awards, except that the 2014 peer group included Avista Corporation and Portland General Electric, but did not include Edison International.

Accounting for these changes, our total stockholder return was at the 42nd percentile of the peer group for the three-year performance period ended December 31, 2016, resulting in the performance units vesting at a level of 76.3%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($58.65) on December 30, 2016, the last trading day of the performance period. The actual payout to each NEO is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2016” table.

COMPENSATION RECOUPMENT POLICY
Accountability is a fundamental value of WEC Energy Group. To reinforce this value through the Company’s executive compensation program, the Compensation Committee has adopted a clawback policy that provides for the recoupment of incentive-based compensation in the event WEC Energy Group is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws (other than restatements permitted as a result of changes in accounting principles or interpretation). Pursuant to the policy, the Compensation Committee will recover from any current or former executive officer who has received incentive-based compensation during the three-year period preceding the date on which WEC Energy Group is required to prepare the accounting restatement, any portion of the incentive-based compensation paid in excess of what would have been paid to the executive officer under the restated financial results. The Company may also recover incentive-based compensation if an executive officer’s employment is terminated for cause, or the executive officer violates a noncompetition or other restrictive covenant.

STOCK OWNERSHIP GUIDELINES
The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the NEOs. Accordingly, the Compensation Committee has implemented stock ownership guidelines requiring officers who participate in the long-term incentive program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officer's level.

In addition to shares owned outright, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC Energy Group phantom stock units held in the Executive Deferred Compensation Plan; WEC Energy Group stock held in the WEC Energy Group 401(k) plan and the WEC Energy Group Retirement Savings Plan; performance units at target; and shares held by a brokerage account, jointly with an immediate family member or in a trust.

Until December 31, 2016, the guidelines required each executive officer, including the NEOs, to acquire (generally within five years of appointment as an executive officer) and hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 500% of base salary. Effective January 1, 2017, the Compensation Committee changed the range to 250% to 600% of base salary. The Compensation Committee believes these stock ownership guidelines discourage unreasonable risk taking by Company officers.

The Compensation Committee annually reviews whether executive officers are in compliance with these guidelines. The last review was completed in July 2016. The Compensation Committee determined that the CEO is in compliance with the new ownership guidelines, and all of the other NEOs are in compliance or making appropriate progress to comply with these guidelines.

PROHIBITION ON HEDGING AND PLEDGING
WEC Energy Group's Corporate Securities Trading Policy prohibits the use of any strategies or products, including derivatives and short-selling techniques, to hedge against potential changes in the value of WEC Energy Group’s

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common stock. The policy also prohibits the holding of WEC Energy Group securities in a margin account, as well as the pledging of WEC Energy Group securities as collateral for a loan.

LIMITED TRADING WINDOWS
Officers, including the NEOs, other key employees, and the Company’s directors may only transact in WEC Energy Group securities during approved trading windows after satisfying mandatory pre-clearance requirements.

RETIREMENT PROGRAMS
We also maintain retirement plans in which our NEOs participate: a defined benefit pension plan of the cash balance type, a supplemental executive retirement plan, and individual letter agreements with some of the NEOs. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the NEOs. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see "Pension Benefits at Fiscal Year-End 2016" and "Retirement Plans."

The Compensation Committee did not amend or otherwise modify Mr. Leverett's employment agreement, dated as of December 28, 2008, in any way in connection with his service as CEO.

OTHER BENEFITS, INCLUDING PERQUISITES
We provide our executive officers, including the NEOs, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical coverage, retirement benefits, and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, payment of the cost of a mandatory physical exam that the Board requires annually, limited spousal travel for business purposes, and monitoring costs related to a residential security system. The Company also pays periodic dues and fees for club memberships for certain of the NEOs and other designated officers.

We customarily review market data regarding executive perquisite practices on an annual basis. Following our acquisition of Integrys, the Compensation Committee undertook a thorough review of WEC Energy Group’s perquisite practices with Frederic Cook. For 2016, Frederic Cook recommended to the Compensation Committee that the Company retain our current package of perquisites. WEC Energy Group has a legacy group of executives who are still eligible for gross-ups. We reimburse those executives for taxes paid on income attributable to the financial planning benefits provided to the executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of the preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser.

We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer and community relationships. Officers, including the NEOs, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the "Summary Compensation Table." We do not permit personal use of the airplane utilized by the Company. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether an executive’s spouse travels.

In addition, each of our executive officers is eligible to participate in an officer life insurance benefit. If an executive officer chooses to participate, upon such officer’s death while employed by the Company, a benefit is paid to his or her designated beneficiary in an amount equal to the value of three times the officer’s base salary at the time of death.

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TAX GROSS-UP POLICY
The Compensation Committee adopted a formal policy that prohibits entry into any contract, agreement, or arrangement with any officer of the Company that obligates the Company to pay directly or reimburse the officer for any portion of the officer’s individual tax liability for benefits provided by the Company. Excluded from this policy are (1) agreements or arrangements entered into prior to December 2014 when the policy was adopted, (2) agreements or arrangements entered into prior to, and assumed by the Company in connection with, any merger or acquisition, or (3) plans or policies applicable to Company employees generally.

This policy formalizes WEC Energy Group’s practice since the beginning of 2006 to not include any provisions requiring a gross-up for excise tax in any new executive employment agreement, as well as the Compensation Committee’s policy since July 2011 to eliminate tax gross-ups on perquisites provided by the Company to its officers (except to officers who were already receiving gross-ups as of July 2011). Of the NEOs, Messrs. Leverett, Lauber, Klappa, and Garvin, and Ms. Martin, were receiving gross-ups from the Company prior to July 2011.

SEVERANCE BENEFITS AND CHANGE IN CONTROL
Several years ago, the Compensation Committee determined that it would no longer offer severance and change in control benefits in employment agreements. Therefore, Messrs. Lauber, Keyes, and Garvin, and Ms. Martin, have not entered into an employment agreement that provides for these benefits. However, they are eligible to participate in the Company’s Severance Pay Plan. Prior to that time, each of Messrs. Leverett, Klappa, and Fletcher entered into an employment agreement with the Company which includes severance and change in control provisions. For a discussion of the severance and change in control benefits available under these agreements, and to our executive officers generally, see “Potential Payments upon Termination or Change in Control.”

In addition, our supplemental pension plan provides that in the event of a change in control, each NEO will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

IMPACT OF PRIOR COMPENSATION
The Compensation Committee does not believe it is appropriate to consider the amounts realized or realizable from prior incentive compensation awards when establishing future levels of short-term and long-term incentive compensation.

SECTION 162(m) OF THE INTERNAL REVENUE CODE
Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. Although the Compensation Committee takes into consideration the provisions of Section 162(m), it believes that maintaining tax deductibility is only one consideration among many in the design of an effective executive compensation program.

With respect to 2016 compensation for the NEOs, the stock option grants under the 1993 Omnibus Stock Incentive Plan have been structured to qualify as performance-based compensation under Section 162(m). The remaining components of the 2016 compensation program do not qualify for tax deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

John F. Bergstrom, Committee Chair Thomas J. Fischer Ulice Payne, Jr.

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EXECUTIVE COMPENSATION TABLES

The following table summarizes total compensation awarded to, earned by, or paid to WEC Energy Group’s Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), and each of the other individuals identified in the table below (the “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	(5) Stock Awards	(7) Option Awards	(8) Non-Equity Incentive Plan Compensation	(10) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(11) (12) All Other Compensation	Total	Total Without Change in Pension Value
		($)	($)	($)	($)	($)	($)	($)	($)	($)
Allen L. Leverett President and Chief Executive Officer	2016	941,667	—	2,939,251	769,144	2,162,593	4,549,812	140,512	11,502,979	6,963,294
	2015	799,155	—	2,762,955	481,762	1,680,500	925,639	132,014	6,782,025	5,858,590
	2014	774,000	—	1,759,152	671,616	1,598,927	1,578,300	125,250	6,507,245	4,928,945
Scott J. Lauber(1) Executive Vice President and Chief Financial Officer	2016	351,784	—	158,886	38,371	513,010	65,818	38,116	1,165,985	1,103,685
Gale E. Klappa(2) Non-Executive Chairman of the Board	2016	589,043(3)	—	7,427,755(6)	816,752	1,179,632(9)	925,719	210,435	11,149,336	10,250,269
	2015	1,324,739	—	5,388,193	809,646	3,454,116	2,573,492	276,582	13,826,768	11,260,113
	2014	1,283,040	—	3,969,744	1,061,898	3,289,058	2,647,425	246,641	12,497,806	9,850,381
J. Patrick Keyes(2) Executive Vice President-Strategy	2016	546,400	—	889,965	215,067	904,320	111,973	73,034	2,740,759	2,630,909
	2015	531,002	—	1,121,231	201,993	911,839	90,080	71,410	2,927,555	2,837,539
	2014	515,536	—	752,317	287,248	846,957	105,365	70,153	2,577,576	2,472,211
Susan H. Martin Executive Vice President, General Counsel and Corporate Secretary	2016	515,000	—	587,165	106,358	779,035	102,117	113,108	2,202,783	2,103,032
	2015	475,000	—	824,278	87,032	741,831	86,748	58,343	2,273,232	2,186,678
	2014	430,499	—	429,204	114,795	649,371	79,808	110,671	1,814,348	1,734,540
Robert M. Garvin Executive Vice President - External Affairs	2016	416,120	—	406,738	98,269	541,443	75,596	65,541	1,603,707	1,528,639
	2015	404,000	—	709,707	88,189	539,575	60,584	62,499	1,864,554	1,804,019
	2014	386,548	30,000(4)	323,646	123,572	505,437	72,709	61,126	1,503,038	1,430,329
J. Kevin Fletcher(1) President - WE, WG and WPS	2016	411,345	—	336,818	81,425	606,866	671,274	39,869	2,147,597	1,482,133

Note: In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we do not believe a year-over-year change in pension value is helpful in evaluating compensation for comparative purposes.

(1)
Mr. Lauber, who was named Executive Vice President and CFO effective April 1, 2016, and Mr. Fletcher, who was named President of the Wisconsin utilities effective May 1, 2016, became named executive officers in 2016. Therefore, no information has been provided for 2014 and 2015 for either officer.

(2)
Mr. Klappa was the executive Chairman of the Board and CEO of WEC Energy Group until May 1, 2016, at which time he retired and became Non-Executive Chairman of the Board. Mr. Keyes was Executive Vice President and CFO until April 1, 2016, at which time he became Executive Vice President-Strategy of WEC Energy Group and President of our Minnesota and Michigan utilities.

(3)	Includes pro rata Board of Director fees earned by Mr. Klappa in the amount of $133,333.

(4)	Constitutes discretionary bonus paid to Mr. Garvin for exceptional work on legislative and regulatory matters during 2014.

(5)
The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of performance units and restricted stock awarded to each NEO in the respective year for which such amounts are

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reported. The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon the Company’s performance and the executive’s number of additional years of service with the Company.
The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance and excluding any performance units resulting from short-term dividend equivalents, for each of Messrs. Leverett, Lauber, Klappa, Keyes, Garvin, and Fletcher, and Ms. Martin, is $4,179,276, $225,903, $6,411,661, $1,265,486, $578,406, $479,001, and $835,068, respectively, for the 2016 awards. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Leverett, Lauber, Klappa, Keyes, Garvin, and Fletcher, and Ms. Martin, is $2,729,329, $186,508, $6,162,162, $1,144,595, $499,382, $449,872 and $662,298, respectively, for the 2015 awards. See “Option Exercises and Stock Vested For Fiscal Year 2016” for the amount of the actual payout with respect to the 2014 award of performance units. Not included are the performance unit awards resulting from short-term dividend equivalents that may increase this amount depending upon WEC Energy Group's total stockholder return over a three-year performance period.

(6)
In connection with Mr. Klappa's retirement, and in light of his many contributions to the success of the Company, the Compensation Committee accelerated the vesting of 47,181 shares of restricted stock previously awarded to him. The fair value associated with this acceleration was $2,751,832, which is included in the reported amount. The prorated payout to Mr. Klappa for the performance units that were granted in 2016 is reflected in the "Option Exercises and Stock Vested for Fiscal Year 2016" table. The amount also includes $166,667 related to the restricted stock award granted on becoming the Non-Executive Chairman of the Board.

(7)
The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each NEO in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note 1(q) -- Stock-Based Compensation, in the Notes to Consolidated Financial Statements in our 2016 Annual Report on Form 10-K for a description of these assumptions. For 2016, the assumptions made in connection with the valuation of the stock options are the same as described in Note 1(q), except that the expected life of the options is 4.1 years for Mr. Klappa and Ms. Martin, and 7.8 years for Messrs. Leverett, Lauber, Keyes, Garvin, and Fletcher. The change in the expected life of the options as set forth in Note 1(q) resulted from the fact that Mr. Klappa and Ms. Martin were “retirement eligible” as of the grant date, and Messrs. Leverett, Lauber, Keyes, Garvin, and Fletcher were not, whereas the assumption described in Note 1(q) is a weighted average of all option holders.

(8)	Consists of the annual incentive compensation and short-term dividend equivalents earned under WEC Energy Group’s STPP. The amounts earned for each award for 2016 are shown below.

Name	Annual Incentive Award ($)	Short-Term Dividend Equivalents ($)	Total ($)
Allen L. Leverett	2,035,229	127,364	2,162,593
Scott J. Lauber	504,100	8,910	513,010
Gale E. Klappa	1,134,718	44,914	1,179,632
J. Patrick Keyes	850,335	53,985	904,320
Susan H. Martin	748,038	30,997	779,035
Robert M. Garvin	518,069	23,374	541,443
J. Kevin Fletcher	586,680	20,186	606,866

(9)	Represents prorated amounts earned by Mr. Klappa prior to his retirement.

(10)
The amounts reported for 2016, 2015, and 2014 reflect the aggregate change in the actuarial present value of each applicable NEO’s accumulated benefit under all defined benefit plans from December 31, 2015 to December 31, 2016, December 31, 2014 to December 31, 2015, and December 31, 2013 to December 31, 2014, respectively. For 2016 and 2015, the amounts reported also include above-market earnings on compensation that is deferred by the NEOs into the Prime Rate Fund under WEC Energy Group’s Executive Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the Plan and 120% of the applicable federal long-term rate prescribed by the Internal Revenue Code. The amounts earned for 2016 are shown below.

Name	Change in Pension Value ($)	Non-Qualified Deferred Compensation Earnings ($)	Total ($)
Allen L. Leverett	4,539,685	10,127	4,549,812
Scott J. Lauber	62,300	3,518	65,818
Gale E. Klappa	899,067	26,652	925,719
J. Patrick Keyes	109,850	2,123	111,973
Susan H. Martin	99,751	2,366	102,117
Robert M. Garvin	75,068	528	75,596
J. Kevin Fletcher	665,464	5,810	671,274
In 2016, for purposes of calculating the actuarial present value of Mr. Leverett's defined benefit pension plan, we assumed that Mr. Leverett would stay with the Company until age 60 at which time he would be entitled to an unreduced pension benefit. $2.9 million of the amount

WEC Energy Group	P-58	2017 Proxy Statement

reported for Mr. Leverett's aggregate change in actuarial present value relates to this change in assumption. For 2016, 2015, and 2014, the applicable discount rate used to value pension plan liabilities moved from 4.45% to 4.15%, 4.15% to 4.45%, and 5.00% to 4.15%, respectively. As the discount rate decreases, the Company’s pension funding obligation increases, and vice versa. The changes in the actuarial present values of the NEOs’ pension benefits do not constitute cash payments to the NEOs.
The pension values reported represent only WEC Energy Group’s obligation of the aggregate change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans. Messrs. Leverett, Klappa, and Fletcher are entitled to receive pension benefits from prior employers. To the extent such prior employers are unable to pay their pension obligations, WEC Energy Group may be obligated to pay the total amount.

(11)
During 2016, each NEO received financial planning services and, other than Mr. Klappa, the cost of an annual physical exam; Messrs. Leverett, Klappa, and Ms. Martin received reimbursement for club dues; Messrs. Leverett, Lauber, and Klappa were provided with membership in a service that provides healthcare and safety management when traveling outside the United States; and Mr. Klappa received reimbursement for monitoring costs related to a home security system. In addition, the NEOs were eligible to receive reimbursement for taxes paid on imputed income attributable to certain perquisites including spousal travel and related costs for industry events where it is customary and expected that officers attend with their spouses. During 2016, Mr. Klappa utilized the benefit of spousal travel for business purposes with the associated tax reimbursement. These tax reimbursements are reflected in the Summary Compensation Table (see the third bullet point in Note 12 below). Other than the tax reimbursement, there is no incremental cost to the Company related to this spousal travel.

(12)
For Mr. Klappa, the amount reported in All Other Compensation for 2016 includes $21,434 attributable to WEC Energy Group’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

All Other Compensation for Messrs. Leverett, Lauber, Klappa, Keyes, Garvin, and Fletcher, and Ms. Martin, for 2016 also consists of:

•
Employer matching of contributions into the WEC Energy Group 401(k) plan in the amount of $10,325 for Messrs. Leverett, Lauber, Keyes, and Garvin; $10,600 for Mr. Klappa; $7,768 for Mr. Fletcher; and $5,973 for Ms. Martin;

•
“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the WEC Energy Group 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $87,483, $12,938, $44,709, $26,406, $130,034, $26,701, and $37,930, respectively; and

•
Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $20,968, $5,048, $25,002, and $14,290 for Messrs. Leverett, Lauber, Klappa, and Garvin, respectively, and $25,229 for Ms. Martin.

WEC Energy Group	P-59	2017 Proxy Statement

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2016
The following table shows additional data regarding incentive plan awards to the NEOs in 2016.

Name	Grant Date	Action Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards (5)			Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum		Number of Securities Underlying Options	Exercise or Base Price (6)	Closing Market Price
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Allen L. Leverett	1/21/16	—	245,208	980,833	2,059,749	—	—	—	—	—	—	—	—
	1/21/16	—	—	127,364	—	—	—	—	—	—	—	—	—
	1/4/16	12/3/15	—	—	—	7,773	31,090	54,408	—	—	—	—	1,583,258
	1/4/16	12/3/15	—	—	—	—	—	—	7,173	—	—	—	365,285
	1/4/16	12/3/15	—	—	—	—	—	—	—	82,455	50.925	51.32	470,818
	5/2/16	4/21/16	—	—	—	3,450	13,800	24,150	—	—	—	—	804,885
	5/2/16	4/21/16	—	—	—	—	—	—	3,186	—	—	—	185,823
	5/2/16	4/21/16	—	—	—	—	—	—	—	42,679	58.325	58.42	298,326
Scott J. Lauber	1/21/16	—	60,735	242,940	510,174	—	—	—	—	—	—	—	—
	1/21/16	—	—	8,910	—	—	—	—	—	—	—	—	—
	1/4/16	12/3/15	—	—	—	634	2,535	4,436	—	—	—	—	129,095
	1/4/16	12/3/15	—	—	—	—	—	—	585	—	—	—	29,791
	1/4/16	12/3/15	—	—	—	—	—	—	—	6,720	50.925	51.32	38,371
Gale E. Klappa	1/21/16	—	136,713	546,852	1,148,389	—	—	—	—	—	—	—	—
	1/21/16	—	—	44,914	—	—	—	—	—	—	—	—	—
	1/4/16	12/3/15	—	—	—	17,986	71,945	125,904	—	—	—	—	3,663,799
	1/4/16	12/3/15	—	—	—	—	—	—	16,602	—	—	—	845,457
	1/4/16	12/3/15	—	—	—	—	—	—	—	190,830	50.925	51.32	816,752
	5/2/16	4/21/16	—	—	—	—	—	—	2,858	—	—	—	166,693
	5/2/16	4/21/16	—	—	—	—	—	—	47,181	—	—	—	2,751,832
J. Patrick Keyes	1/21/16	—	102,450	409,800	860,580	—	—	—	—	—	—	—	—
	1/21/16	—	—	53,985	—	—	—	—	—	—	—	—	—
	1/4/16	12/3/15	—	—	—	3,550	14,200	24,850	—	—	—	—	723,135
	1/4/16	12/3/15	—	—	—	—	—	—	3,276	—	—	—	166,830
	1/4/16	12/3/15	—	—	—	—	—	—	—	37,665	50.925	51.32	215,067
Susan H. Martin	1/21/16	—	90,125	360,500	757,050	—	—	—	—	—	—	—	—
	1/21/16	—	—	30,997	—	—	—	—	—	—	—	—	—
	1/4/16	12/3/15	—	—	—	2,343	9,370	16,398	—	—	—	—	477,167
	1/4/16	12/3/15	—	—	—	—	—	—	2,160	—	—	—	109,998
	1/4/16	12/3/15	—	—	—	—	—	—	—	24,850	50.925	51.32	106,358
Robert M. Garvin	1/21/16	—	62,418	249,672	524,311	—	—	—	—	—	—	—	—
	1/21/16	—	—	23,374	—	—	—	—	—	—	—	—	—
	1/4/16	12/3/15	—	—	—	1,623	6,490	11,358	—	—	—	—	330,503
	1/4/16	12/3/15	—	—	—	—	—	—	1,497	—	—	—	76,235
	1/4/16	12/3/15	—	—	—	—	—	—	—	17,210	50.925	51.32	98,269
J. Kevin Fletcher	1/21/16	—	71,985	287,941	604,676	—	—	—	—	—	—	—	—
	1/21/16	—	—	20,186	—	—	—	—	—	—	—	—	—
	1/4/16	12/3/15	—	—	—	1,344	5,375	9,406	—	—	—	—	273,722
	1/4/16	12/3/15	—	—	—	—	—	—	1,239	—	—	—	63,096
	1/4/16	12/3/15	—	—	—	—	—	—	—	14,260	50.925	51.32	81,425

(1)
On December 3, 2015, the Compensation Committee awarded the 2016 option, restricted stock, and performance unit grants effective the first trading day of 2016 (January 4, 2016). On April 21, 2016, the Compensation Committee awarded restricted stock to Mr. Klappa in connection with his service as Non-Executive Chairman of the Board, and accelerated the vesting of 47,181 shares of restricted stock in connection with his retirement as CEO, effective the first trading date following commencement of his service (May 2, 2016). In addition, on April 21, 2016, the Compensation Committee awarded additional options, restricted stock and performance units to Mr. Leverett in connection with his service as CEO, effective the first trading date following commencement of his service (May 2, 2016).

(2)
Non-equity incentive plan awards consist of annual incentive awards under WEC Energy Group’s STPP (reported on the first line) and short-term dividend equivalents paid under the STPP (reported on the second line). The short-term dividend equivalents only vest upon achievement of the established performance target; otherwise, no dividend equivalents vest. For a more detailed description of the STPP and short-term dividend equivalents, see the Compensation Discussion and Analysis.

For Mr. Klappa, these represent prorated amounts to account for his retirement effective May 1, 2016. For Mr. Leverett, the STPP award reflects prorated amounts based upon his base salary and target STPP award as President for four months and as President and CEO for eight

WEC Energy Group	P-60	2017 Proxy Statement

months. For Mr. Lauber, the STPP award reflects prorated amounts based upon his base salary and target STPP award as Vice President and Treasurer for three months and as Executive Vice President and CFO for nine months.

(3)
Consists of performance units awarded under the WEC Energy Group Performance Unit Plan. WEC Energy Group's Performance Unit Plan provides for short-term dividend equivalents. The number of performance units awarded will be increased as of any date that WEC Energy Group declares a cash dividend on its common stock by the amount of short-term dividend equivalents awarded. In effect, short-term dividend equivalents will be credited and accumulated as reinvested dividends on each performance unit so that the performance units and accumulated dividends will be paid out at the end of the performance units’ three-year performance period, contingent upon the Company's performance. Therefore, the number of performance units reported at each of the threshold, target, and maximum levels in this table will increase by the number of short-term dividend equivalents earned. For a more detailed description of the performance units and short-term dividend equivalents and how such dividend equivalents are calculated, see the Compensation Discussion and Analysis.

(4)	Consists of restricted stock awarded under the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.

(5)
Consists of non-qualified stock options to purchase shares of WEC Energy Group common stock pursuant to the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the options, see the Compensation Discussion and Analysis.

(6)
The exercise price of the option awards is equal to the fair market value of WEC Energy Group’s common stock on the date of grant. Fair market value is the average of the high and low prices of WEC Energy Group common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

WEC Energy Group	P-61	2017 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016
The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other equity awards held by the NEOs at fiscal year-end 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
Allen L. Leverett	29,715	—	—	29.3475	1/03/21	—	—	—	—
	112,250	—	—	34.875	1/03/22	—	—	—	—
	197,360	—	—	37.46	1/02/23	—	—	—	—
	—	134,055	—	41.025	1/02/24	—	—	—	—
	—	77,955	—	52.895	1/02/25	—	—	—	—
	—	82,455	—	50.925	1/04/26	—	—	—	—
	—	42,679	—	58.325	5/02/26	—	—	—	—
	—	—	—	—	—	29,006	1,701,202	—	—
	—	—	—	—	—	—	—	29,485	1,729,295
	—	—	—	—	—	—	—	46,321	2,716,727
Scott J. Lauber	6,650	—	—	21.1075	1/02/19	—	—	—	—
	1,500	—	—	24.92	1/04/20	—	—	—	—
	1,240	—	—	29.3475	1/03/21	—	—	—	—
	3,650	—	—	34.875	1/03/22	—	—	—	—
	6,360	—	—	37.46	1/02/23	—	—	—	—
	—	9,560	—	41.025	1/02/24	—	—	—	—
	—	5,330	—	52.895	1/02/25	—	—	—	—
	—	6,720	—	50.925	1/04/26	—	—	—	—
	—	—	—	—	—	3,587	210,378	—	—
	—	—	—	—	—	—	—	2,015	118,180
	—	—	—	—	—	—	—	2,623	153,839
Gale E. Klappa	41,060	—	—	24.92	1/04/20	—	—	—	—
	100,610	—	—	29.3475	1/03/21	—	—	—	—
	255,280	—	—	34.875	1/03/22	—	—	—	—
	479,650	—	—	37.46	1/02/23	—	—	—	—
	302,535	—	—	41.025	1/02/24	—	—	—	—
	176,010	—	—	52.895	1/02/25	—	—	—	—
	190,830	—	—	50.925	1/04/26	—	—	—	—
	—	—	—	—	—	2,858	167,622	—	—
J. Patrick Keyes	10,460	—	—	34.875	1/03/22	—	—	—	—
	95,265	—	—	37.46	1/02/23	—	—	—	—
	—	57,335	—	41.025	1/02/24	—	—	—	—
	—	32,685	—	52.895	1/02/25	—	—	—	—
	—	37,665	—	50.925	1/04/26	—	—	—	—
	—	—	—	—	—	10,611	622,335	—	—
	—	—	—	—	—	—	—	12,365	725,207
	—	—	—	—	—	—	—	14,692	861,686
Susan H. Martin	15,470	—	—	37.46	1/02/23	—	—	—	—
	—	32,705	—	41.025	1/02/24	—	—	—	—
	—	18,920	—	52.895	1/02/25	—	—	—	—
	—	24,850	—	50.925	1/04/26	—	—	—	—
	—	—	—	—	—	8,773	514,536	—	—
	—	—	—	—	—	—	—	7,155	419,641
	—	—	—	—	—	—	—	9,694	568,553

WEC Energy Group	P-62	2017 Proxy Statement

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
Robert M. Garvin	33,910	—	—	37.46	1/02/23	—	—	—	—
	—	24,665	—	41.025	1/02/24	—	—	—	—
	—	14,270	—	52.895	1/02/25	—	—	—	—
	—	17,210	—	50.925	1/04/26	—	—	—	—
	—	—	—	—	—	7,679	450,373	—	—
	—	—	—	—	—	—	—	5,395	316,417
	—	—	—	—	—	—	—	6,715	393,835
J. Kevin Fletcher	18,260	—	—	34.875	1/03/22	—	—	—	—
	33,670	—	—	37.46	1/02/23	—	—	—	—
	—	20,525	—	41.025	1/02/24	—	—	—	—
	—	12,845	—	52.895	1/02/25	—	—	—	—
	—	14,260	—	50.925	1/04/26	—	—	—	—
	—	—	—	—	—	4,539	266,212	—	—
	—	—	—	—	—	—	—	4,860	285,039
	—	—	—	—	—	—	—	5,561	326,153

(1)	All options reported in this column were granted ten years prior to their respective expiration date and vest 100% on the third anniversary of the grant date.

(2)
Effective January 2, 2014, Messrs. Leverett, Lauber, Keyes, Garvin, and Fletcher, and Ms. Martin, were granted restricted stock awards of 8,040, 573, 3,438, 1,479, 1,230, and 1,962 shares, respectively, which began vesting in three equal annual installments on January 2, 2015. Effective January 2, 2015, Messrs. Leverett, Lauber, Keyes, Garvin, and Fletcher, and Ms. Martin, were granted restricted stock awards of 6,804, 465, 2,853, 1,245, 1,119, and 1,650 shares, respectively, which began vesting in three equal annual installments on January 2, 2016. On July 31, 2015, Messrs. Leverett, Lauber, Keyes, Garvin, and Fletcher, and Ms. Martin, were granted restricted stock awards of 17,145, 3,751, 6,429, 7,287, 3,215, and 7,287 shares, respectively, for the key role each played in closing the acquisition of Integrys Energy Group. These shares vest in three equal installments on January 29, 2016, January 31, 2017, and July 31, 2018. Effective January 4, 2016, Messrs. Leverett, Lauber, Keyes, Garvin, and Fletcher, and Ms. Martin, were granted restricted stock awards of 7,173, 585, 3,276, 1,497, 1,239, and 2,160 shares, respectively, which began vesting in three equal annual installments on January 4, 2017. Effective May 2, 2016, Mr. Leverett was granted a restricted stock award of 3,186 shares, which will vest in three equal annual installments beginning May 2, 2017. Effective May 2, 2016, Mr. Klappa was granted a restricted stock award of 2,858 shares, which will vest 100% on May 2, 2019. Other than with respect to Mr. Klappa's restricted stock award, the vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability, or by action of the Compensation Committee. The vesting of Mr. Klappa's restricted stock may be accelerated in connection with a change in control, death or disability, or by action of the Compensation Committee.

(3)
The number of performance units reported were awarded in 2015 (first line) and 2016 (second line) and vest at the end of the three-year performance period ending December 31, 2017 and December 31, 2018, respectively. The number of performance units reported and their corresponding value are based upon a payout at the target amount for 2015 and 2016. The number and value of the 2016 performance units includes performance units resulting from the grant of short-term dividend equivalents in 2016.

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OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2016
This table shows the number and value of (1) stock options that were exercised by the NEOs, (2) restricted stock awards that vested, and (3) performance units that vested in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)(4)
	(#)	($)	(#)	($)
Allen L. Leverett	201,035	7,188,368	13,221	698,392
	—	—	26,583	1,559,088
Scott J. Lauber	—	—	1,678	90,946
	—	—	1,896	111,204
Gale E. Klappa	663,960	24,605,149	71,712(5)	4,032,467(5)
	—	—	98,800(6)	5,751,129(6)
J. Patrick Keyes	—	—	5,474	288,178
	—	—	11,369	666,774
Susan H. Martin	53,610	1,487,169	4,351	232,246
	—	—	6,486	380,375
Robert M. Garvin	19,225	514,130	3,776	202,964
	—	—	4,891	286,847
J. Kevin Fletcher	—	—	2,290	121,325
	—	—	4,071	238,741

(1)
Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of WEC Energy Group common stock at the time of exercise and the exercise price.

(2)
Reflects the number of shares of restricted stock that vested in 2016 (first line) and, except for Mr. Klappa, the number of performance units that vested as of December 31, 2016, the end of the applicable three-year performance period (second line). The performance units were settled in cash.

(3)
Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of WEC Energy Group common stock on the date of vesting. We compute fair market value as the average of the high and low prices of WEC Energy Group common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(4)
Other than Mr. Klappa, performance units value realized is determined by multiplying the number of performance units (granted in 2014) that vested by the closing market price of WEC Energy Group common stock on December 30, 2016.

(5)
Includes 47,181 shares of restricted stock for which the Compensation Committee accelerated vesting effective May 1, 2016. The value realized by Mr. Klappa in connection with this acceleration was $2,751,832, and was determined using the average of the high and low prices of WEC Energy Group common stock on May 2, 2016.

(6)
Reflects the prorated number of performance units awarded in 2014, 2015, and 2016 (based upon the target 100% rate) that vested pursuant to the terms of the WEC Energy Group Performance Unit Plan upon Mr. Klappa's retirement. The value realized was determined using the closing price of WEC Energy Group common stock on April 29, 2016.

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PENSION BENEFITS AT FISCAL YEAR-END 2016
The following table sets forth information for each NEO regarding their pension benefits at fiscal year-end 2016 under WEC Energy Group’s three different retirement plans discussed below.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year
		(#)	($)	($)
Allen L. Leverett	WEC Energy Group Plan	13.50	283,237	—
	SERP	13.50	1,761,109	—
	Individual Letter Agreement	28.00	8,414,704	—
Scott J. Lauber	WEC Energy Group Plan	26.50	484,070	—
	SERP	26.50	157,170	—
	Individual Letter Agreement	—	—	—
Gale E. Klappa	WEC Energy Group Plan	13.00	294,661	14,695
	SERP	13.00	3,504,646	152,919
	Individual Letter Agreement	38.67	24,748,956	1,079,880
J. Patrick Keyes	WEC Energy Group Plan	5.67	105,774	—
	SERP	5.67	280,097	—
	Individual Letter Agreement	5.67	139,232	—
Susan H. Martin	WEC Energy Group Plan	16.75	266,899	—
	SERP	16.75	339,180	—
	Individual Letter Agreement	—	—	—
Robert M. Garvin	WEC Energy Group Plan	5.67	111,226	—
	SERP	5.67	199,207	—
	Individual Letter Agreement	5.67	69,618	—
J. Kevin Fletcher	WEC Energy Group Plan	5.17	97,092	—
	SERP	5.17	172,813	—
	Individual Letter Agreement	39.75	3,626,145	—

(1)
Years of service are computed as of December 31, 2016, the pension plan measurement date used for financial statement reporting purposes. Messrs. Leverett, Klappa, and Fletcher have been credited with 14.5, 25.67, and 34.58 years of service, respectively, pursuant to the terms of their Individual Letter Agreements ("ILAs"). The increase in the aggregate amount of each of Messrs. Leverett's, Klappa’s, and Fletcher's accumulated benefit under all of WEC Energy Group’s retirement plans resulting from the additional years of credited service is $6,637,340, $20,981,171, and $3,165,031, respectively.

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:

•	Earliest projected unreduced retirement age based on projected service:
- For Mr. Leverett, age 60.
- For Mr. Lauber, age 60.
- For Mr. Klappa, age 65.67 (actual age at retirement).
- For Mr. Keyes, age 55.58.
- For Ms. Martin, age 65.
- For Mr. Garvin, age 54.75.
- For Mr. Fletcher, age 65.

•	Discount rate of 4.15%.

•	Cash balance interest crediting rate of 5.00%.

•	Form of payment:
- Messrs. Leverett and Fletcher: WEC Energy Group Plan and SERP - Lump sum; ILA - Life annuity.
- Messrs. Lauber, Keyes, Garvin, and Ms. Martin: WEC Energy Group Plan and SERP - Lump sum.
- Messrs. Keyes and Garvin: ILA - Lump sum.
- Mr. Klappa's actual form of payment elected at retirement: WEC Energy Group Plan, SERP, and ILA - Life annuity.

•	Mortality Table, for Messrs. Leverett's and Klappa’s life annuity – RP2014/Male/White Collar with modified MP2014 projection.
In 2016, for purposes of calculating the actuarial present value of Mr. Leverett's accumulated benefits, we assumed that Mr. Leverett would stay with the Company until age 60 at which time he would be entitled to an unreduced pension benefit. $2.9 million of the amount reported for Mr. Leverett's present value of accumulated benefit under his ILA relates to this change in assumption.

(3)
WEC Energy Group’s pension benefit obligations to Messrs. Leverett, Klappa, and Fletcher will be partially offset by pension benefits Messrs. Leverett, Klappa, and Fletcher are entitled to receive from their former employers. The amounts reported for Messrs. Leverett, Klappa, and Fletcher, represent only WEC Energy Group’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Leverett's, Klappa’s, and Fletcher's accumulated benefit under all of the plans is $11,070,928, $33,435,067, and $6,052,166, respectively, $611,878, $4,886,805,

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and $2,156,116 of which we estimate the prior employer is obligated to pay. If Messrs. Leverett, Klappa, or Fletcher's former employer becomes unable to pay its portion of his respective accumulated pension benefit, WEC Energy Group may be obligated to pay the total amount.

RETIREMENT PLANS
WEC Energy Group maintains three different plans providing for retirement payments and benefits for the NEOs: a defined benefit pension plan of the cash balance type (“WEC Energy Group Plan”); a supplemental executive retirement plan (“SERP”); and ILAs. The compensation currently considered for purposes of the retirement plans (other than the WEC Energy Group Plan) for Messrs. Leverett, Klappa, and Fletcher is $2,237,997, $3,986,708, and $856,869, respectively. These amounts represent the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. For Messrs. Lauber, Keyes, Garvin, and Ms. Martin, the compensation considered for purposes of the retirement plans (other than the WEC Energy Group Plan) is $588,449, $1,382,729, $925,160, and $1,213,250, respectively. These amounts represent their 2016 base salary, plus their 2015 STPP award paid in 2016. As of December 31, 2016, Messrs. Leverett, Lauber, Klappa, Keyes, Garvin, and Fletcher, and Ms. Martin, currently have or are considered to have 28.00, 26.50, 38.67, 5.67, 5.67, 39.75, and 16.75 credited years of service, respectively, under the various supplemental plans described below. Messrs. Lauber, Keyes, and Garvin, and Ms. Martin, were not granted additional years of credited service.

The WEC Energy Group Plan
Most regular full-time and part-time employees, including the NEOs, participate in the WEC Energy Group Plan. The WEC Energy Group Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Energy Group Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Energy Group Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. From 2008 through 2013, the interest credit percentage was set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever was greater.

Effective January 1, 2014, participants receive an annual credit to the account equal to 6% of base pay (including WEC Energy Group 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to a 5% fixed rate. For participants in the WEC Energy Group Plan on December 31, 2007 and December 31, 2013, their WEC Energy Group Plan benefit will never be less than the benefit accrued as of December 31, 2007 and December 31, 2013, respectively. The WEC Energy Group Plan benefit will be calculated under all three formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007 and December 31, 2013, interest credits as defined under each of the prior WEC Energy Group Plan formulas will be taken into account but not any additional pay credits.

Participants who were “grandfathered” as of December 31, 1995, as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Energy Group Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Energy Group Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the formula in effect through December 31, 1995, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

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For Messrs. Leverett, Lauber, and Klappa, estimated benefits under the grandfathered formula are higher than under the cash balance plan formula. Messrs. Keyes and Garvin, and Ms. Martin, do not participate in the grandfathered formula. Although all of the NEOs participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Leverett's and Klappa's total retirement benefits would be determined by the prior plan benefit formula if they were to retire at or after age 60. Mr. Klappa retired effective May 1, 2016 at the age of 65. These benefits are payable under the ILAs, not the WEC Energy Group Plan. These agreements also provide that the prior plan benefit formula will continue to be applied until retirement, with no amounts frozen as of December 31, 2010. Mr. Leverett would receive the cash balance in his account if he was to terminate employment prior to attaining the age of 60.

Under the WEC Energy Group Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $265,000 of pension eligible earnings (base pay and annual incentive compensation) may be considered for purposes of the WEC Energy Group Plan.

Supplemental Executive Retirement Plans and Individual Letter Agreements
Designated officers of WEC Energy Group, including all of the NEOs, participate in the SERP, which is part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Energy Group Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the WEC Energy Group Executive Deferred Compensation Plan. Except for a “change in control” of WEC Energy Group, as defined in the SPP, and pursuant to the terms of the ILAs discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP.

WEC Energy Group entered into agreements with Messrs. Leverett and Klappa to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Energy Group Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Energy Group Plan on January 1, 1989 for Mr. Leverett and at age 27 for Mr. Klappa. The retirement benefits payable to Messrs. Leverett and Klappa will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Leverett's and Klappa’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by the Company. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Energy Group Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Leverett's and Klappa’s prior employers.

WEC Energy Group entered into an agreement with Mr. Keyes when he was hired as Vice President and Treasurer that provides for a supplemental pension benefit account, which was credited with $100,000. This account will be credited with interest annually at the same rate as the WEC Energy Group Plan. The account balance will vest at the earliest to occur of Mr. Keyes attaining age 60 or completion of 10 years of service.

Mr. Garvin’s agreement also provides for a supplemental pension benefit account, which was credited with $50,000. This account will be credited with interest annually at the same rate as the WEC Energy Group Plan. The account balance will vest at the earliest to occur of Mr. Garvin attaining age 60 or completion of 10 years of service.

WEC Energy Group entered into an agreement with Mr. Fletcher to provide him with supplemental retirement benefits upon his retirement, provided he completed one year of service with the Company. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the executive's prior employer’s defined benefit pension plan, calculated without regard to Internal Revenue Code limits, and as if his employment continued with the prior employer and the defined benefit formula

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then in effect under the prior employer’s plan continued to his retirement. The retirement benefits payable as a result of this agreement will be offset by the value of any qualified and non-qualified defined benefit pension plan of the prior employer.

The purpose of these agreements was to ensure that Messrs. Leverett, Klappa, Keyes, Garvin, and Fletcher did not lose pension earnings by joining the executive management team at WEC Energy Group they otherwise would have received from their former employers. Without providing a means to retain these pension benefits, it would have been difficult for WEC Energy Group to attract these officers.

The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Corporation 2014 Rabbi Trust, a grantor trust, funds certain non-qualified benefits, including the SPP and the ILAs, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Effective January 1, 2015, all newly hired management employees, including executive officers, will receive a 6% contribution annually from the Company into WEC Energy Group’s 401(k) plan rather than participate in the WEC Energy Group Plan. In connection with this new plan, the Compensation Committee adopted the WEC Energy Group Non-Qualified Retirement Savings Plan which provides “make-whole” benefits to address Internal Revenue Code limits on the amount of money that can be contributed to a 401(k) plan. The NEOs do not participate in these plans as they are grandfathered under the WEC Energy Group Plan.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2016
The following table reflects activity by the NEOs during 2016 in WEC Energy Group’s Executive Deferred Compensation Plan discussed below.

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (2)
	($)	($)	($)	($)	($)
Allen L. Leverett	337,315	87,483	184,950	—	4,569,754
Scott J. Lauber	92,539	12,938	55,306	—	1,198,082
Gale E. Klappa	294,210	130,035	286,365	854,416	7,689,744
J. Patrick Keyes	1,230,920	44,709	222,480	—	3,248,340
Susan H. Martin	455,796	37,930	71,770	—	1,984,376
Robert M. Garvin	64,762	26,406	9,473	—	420,391
J. Kevin Fletcher	301,724	26,701	53,933	—	1,667,917

(1)	All of the amounts are reported as compensation in the "Summary Compensation Table" of this proxy statement.

(2)
$2,653,620, $6,427,571, $1,620,519, $288,906, and $573,525 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Leverett, Klappa, Keyes, and Garvin, and Ms. Martin, respectively. Mr. Lauber and Mr. Fletcher became named executive officers in 2016.

Executive Deferred Compensation Plan
WEC Energy Group maintains two executive deferred compensation plans in which the NEOs participate: the Legacy WEC Energy Group Executive Deferred Compensation Plan (the “Legacy EDCP”), and the WEC Energy Group Executive Deferred Compensation Plan (the “EDCP”) adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. The Legacy EDCP provides that (1) amounts earned, deferred, vested, credited, and/or accrued as of December 31, 2004 are preserved and frozen so that these amounts are exempt from Section 409A and (2) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of the EDCP as in effect on December 31, 2016, are described below, as are the payout provisions of the Legacy EDCP.

The EDCP. Under the plan, a participant may defer up to 50% of his or her base salary, annual incentive compensation and vested awards of performance units. Stock option gains, vested restricted stock, and short-term dividend equivalents may not be deferred into the EDCP.

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Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching, and the amount of eligible compensation actually deferred. Also, in our discretion, the Company may credit any other amounts, as appropriate, to each participant’s account.

Participants may elect to participate in the Company’s stock measurement fund and/or the Prime Rate Fund. The Company tracks each participant’s account balance as though the balance was actually invested in these funds. Fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among the two measurement funds. Contributions and deductions may be made to each participant’s account based on the performance of the measurement fund(s) elected.

The annual rate of return for the calendar year ended December 31, 2016 for the WEC Energy Group Common Stock Fund and the Prime Rate Fund was 18.21% and 3.50%, respectively.

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout date delays the initial payment five years beyond the originally designated payout date. In addition, the Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC Energy Group or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC Energy Group or its subsidiaries within 18 months after a change in control of WEC Energy Group, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

The Legacy EDCP. At the time of his or her deferral election, each participant designated a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the Wisconsin Energy Corporation 2014 Rabbi Trust.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation payable to each of our NEOs in the event of termination of each executive’s employment. These amounts are in addition to each NEO’s aggregate balance in the EDCP at fiscal year-end 2016, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2016.” The amount of compensation payable to each NEO (other than Mr. Klappa) upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control,” disability, and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2016 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the NEOs upon termination. The amounts shown under “Normal Retirement” assume the NEOs were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the NEOs terminated employment as of December 31, 2016, which was within 18 months of a change in control of WEC Energy Group. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2016.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability
In the event a NEO voluntarily terminates employment or is terminated for cause, death, or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, prorated annual incentive compensation;

•	401(k) plan and EDCP account balances;

•	the WEC Energy Group Plan cash balance;

•
in the case of death or disability, full vesting in all outstanding stock options, restricted stock, and performance units (otherwise, the ability to exercise already vested options within three months of termination) as well as vesting in the SERP and ILAs; and

•	if voluntary termination occurs after age 60, such termination is treated as a normal retirement.

NEOs are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the officer life insurance benefit if the NEO participates in such benefit.

Payments Made Upon Normal Retirement
In the event of the retirement of a NEO, the officer will receive:

•	accrued but unpaid base salary and prorated annual incentive compensation;

•	full vesting in all outstanding stock options and a prorated amount of performance units;

•	full vesting in all retirement plans, including the WEC Energy Group Plan, SERP, and ILAs; and

•	401(k) plan and EDCP account balances.

NEOs are also entitled to the value of unused vacation days, if any.

In addition to the receipt of these benefits by Mr. Klappa, in connection with his retirement on May 1, 2016, the Compensation Committee accelerated the vesting of 47,181 shares of restricted stock. See “Summary Compensation Table” above for information regarding Mr. Klappa’s prorated annual incentive compensation. See “Options Exercised and Stock Vested for Fiscal Year 2016” for additional information regarding the vesting of Mr. Klappa’s restricted stock and performance unit awards. The value of stock options that vested upon Mr. Klappa’s retirement (based on the excess of the market price of the Company’s common stock on May 2, 2016 over the exercise price of such options) was $7,601,732.

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Payments Made Under Employment Agreements Upon a Change in Control, Involuntary Termination, or Termination for Good Reason
WEC Energy Group has entered into a written employment agreement with Mr. Leverett, which provides for certain severance benefits as described below. The Compensation Committee did not amend or otherwise modify Mr. Leverett's employment agreement, dated as of December 28, 2008, in any way in connection with his service as CEO.

Under the agreement with Mr. Leverett, severance benefits are provided if his employment is terminated:

•	in anticipation of or following a change in control by the Company for any reason, other than cause, death, or disability;

•	by Mr. Leverett for good reason in anticipation of or following a change in control;

•	by Mr. Leverett within six months after completing one year of service following a change in control; or

•	in the absence of a change in control, by the Company for any reason other than cause, death, or disability or by Mr. Leverett for good reason.

Upon termination of his employment in connection with a change in control, Mr. Leverett’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Leverett's highest annual base salary in effect for the three years preceding his termination and highest bonus amount;

•	three years continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;

•
a payment equal to the value of three additional years of participation in the applicable qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination, and (2) any salary in effect during the 180 day period preceding termination, plus the highest bonus amount;

•	a payment equal to the value of three additional years of Company match in the 401(k) plan and EDCP;

•	full vesting in all outstanding stock options, restricted stock, and other equity awards;

•	401(k) and EDCP account balances;

•	certain financial planning services and other benefits; and,

•	a "gross up" payment should any payments under the agreement trigger federal excise taxes under the "parachute payment" provisions of the tax law.

If Mr. Leverett's employment is terminated by the Company for any reason other than cause, death, or disability, or by him for good reason in the absence of a change in control, payments and other benefits tied to a three year multiple will instead be tied to a two year multiple. In addition, Mr. Leverett would not be entitled to receive any gross-up.

The highest bonus amount would be calculated as the larger of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years of the Company prior to termination or the change in control. The agreement contains a one-year non-compete provision applicable on termination of employment.

Pursuant to the terms of the agreement with Mr. Fletcher, severance benefits are provided if his employment is terminated (1) by the Company for any reason other than cause, death, or disability, or (2) by Mr. Fletcher for good reason. Upon termination, Mr. Fletcher's agreement provides for (1) a lump sum payment equal to 2.99 times his annual base salary for the fiscal year in which termination occurs, and (2) health, life and other welfare benefits (excluding disability benefits) for a period of three years following termination.

Pursuant to the terms of the SPP and ILAs, retirement benefits are paid to the NEOs upon termination of employment within 18 months of a change in control. Participants in the SPP, including the NEOs, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.

WEC Energy Group	P-71	2017 Proxy Statement

Generally, pursuant to Mr. Leverett’s agreement, a change in control is deemed to occur:

(1)	if any person or group acquires WEC Energy Group common stock that constitutes more than 50% of the total fair market value or total voting power of WEC Energy Group;

(2)
if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) WEC Energy Group common stock that constitutes 30% or more of the total voting power of WEC Energy Group;

(3)
if a majority of the members of WEC Energy Group’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of WEC Energy Group’s Board before the date of appointment or election; or

(4)
if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from WEC Energy Group that have a total gross fair market value equal to or more than 40% of the total gross value of all the assets of WEC Energy Group immediately before such acquisition or acquisitions, unless the assets are transferred to:

•	an entity that is controlled by the stockholders of the transferring corporation;

•	a stockholder of WEC Energy Group in exchange for or with respect to its stock;

•	an entity of which WEC Energy Group owns, directly or indirectly, 50% or more of its total value or voting power; or

•
a person or group (or an entity of which such person or group owns, directly or indirectly, 50% or more of our total value or voting power) that owns, directly or indirectly, 50% or more of the total value or voting power of WEC Energy Group.

Generally, pursuant to Mr. Leverett’s and Mr. Fletcher's ILAs, good reason means:

(1) a material reduction in the executive’s base compensation;
(2) a material change in the geographic location at which the executive must perform services;
(3) a material breach of the agreement by the Company; or
(4) with respect to Mr. Leverett's ILA only and solely in the context of a change in control, a material reduction of the executive's duties and responsibilities.

Mr. Klappa's employment agreement was similar to Mr. Leverett's agreement. In connection with his retirement on May 1, 2016, Mr. Klappa was not entitled to any severance benefits.

Payments under the Severance Pay Plan
Messrs. Lauber, Keyes, and Garvin, and Ms. Martin, have not entered into any agreement that provides for severance benefits upon a change in control or otherwise. All four officers are eligible to participate in the Company’s Severance Pay Plan, in which all management employees are eligible to participate. In the event a participant is involuntarily terminated, other than for cause, death, disability, retirement, or resignation, the participant is entitled to receive severance pay in an amount equal to the sum of: (1) 4% of the participant’s annual base salary and target bonus, plus (2) 4% of the participant’s annual base salary and target bonus multiplied by his or her completed years of service with the Company. The maximum amount of severance pay that can be received under the plan is twelve months of a participant’s annual base salary and target bonus.

Potential Payments to Named Executive Officers Upon Termination or Change in Control of the Company
The following tables show the potential payments upon termination or a change in control of the Company for:

WEC Energy Group	P-72	2017 Proxy Statement

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
Allen L. Leverett
Compensation:
Cash Severance	—	—	—	5,020,808	7,531,212	—	—
Additional Pension Credited Service	—	—	—	2,172,885	2,447,828	—	—
Additional 401(k) and EDCP Match	—	—	—	200,832	301,248	—	—
Long-Term Incentive Compensation:
Performance Units	—	2,030,463	—	4,362,094	4,362,094	4,362,094	4,362,094
Restricted Stock	—	—	—	1,701,202	1,701,202	1,701,202	1,701,202
Options	—	3,462,186	—	3,462,186	3,462,186	3,462,186	3,462,186
Benefits & Perquisites:
Retirement Plans	283,237	10,459,050	283,237	6,850,697	6,864,192	10,459,050	4,128,202
Health and Welfare Benefits	—	—	—	37,219	67,641	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	54,000	54,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit	—	—	—	—	—	—	3,000,000
Total	283,237	15,951,699	283,237	23,891,923	26,821,603	19,984,532	16,653,684

Scott J. Lauber
Compensation:
Cash Severance	—	—	—	619,105	619,105	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	128,326	—	—	266,858	266,858	266,858
Restricted Stock	—	—	—	—	210,378	210,378	210,378
Options	—	251,081	—	—	251,081	251,081	251,081
Benefits & Perquisites:
Retirement Plans	641,239	641,239	641,239	641,239	641,239	641,239	442,884
Health and Welfare Benefits	—	—	—	9,305	9,305	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	1,128,495
Total	641,239	1,020,646	641,239	1,269,649	1,997,966	1,369,556	2,299,696

J. Patrick Keyes
Compensation:
Cash Severance	—	—	—	229,488	229,488	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	761,042	—	—	1,558,037	1,558,037	1,558,037
Restricted Stock	—	—	—	—	622,335	622,335	622,335
Options	—	1,489,594	—	—	1,489,594	1,489,594	1,489,594
Benefits & Perquisites:
Retirement Plans	105,774	525,102	105,774	525,102	525,102	525,102	506,943
Health and Welfare Benefits	—	—	—	9,305	9,305	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	1,639,200
Total	105,774	2,775,738	105,774	763,895	4,433,861	4,195,068	5,816,109

WEC Energy Group	P-73	2017 Proxy Statement

Executive Benefits and Payments Upon Separation	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Involuntary Termination ($)	Termination Upon Change in Control ($)	Disability ($)	Death ($)
Susan H. Martin
Compensation:
Cash Severance	—	—	—	595,340	595,340	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	462,924	462,924	—	462,924	969,191	969,191	969,191
Restricted Stock	—	—	—	—	514,536	514,536	514,536
Options	877,276	877,276	—	877,276	877,276	877,276	877,276
Benefits & Perquisites:
Retirement Plans	606,079	606,079	606,079	606,079	606,079	606,079	604,440
Health and Welfare Benefits	—	—	—	9,305	9,305	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	1,545,000
Total	1,946,279	1,946,279	606,079	2,550,924	3,571,727	2,967,082	4,510,443

Robert M. Garvin
Compensation:
Cash Severance	—	—	—	159,790	159,790
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	337,824	—	—	697,055	697,055	697,055
Restricted Stock	—	—	—	—	450,373	450,373	450,373
Options	—	649,792	—	—	649,792	649,792	649,792
Benefits & Perquisites:
Retirement Plans	111,226	380,051	111,226	380,051	380,051	380,051	366,897
Health and Welfare Benefits	—	—	—	9,305	9,305	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	1,248,360
Total	111,226	1,367,667	111,226	549,146	2,346,366	2,177,271	3,412,477

J. Kevin Fletcher
Compensation:
Cash Severance	—	—	—	1,255,800	1,255,800	—	—
Additional Pension Credited Service	—	—	—	—	—	—	—
Additional 401(k) and EDCP Match	—	—	—	—	—	—	—
Long-Term Incentive Compensation:
Performance Units	—	295,127	—	—	600,283	600,283	600,283
Restricted Stock	—	—	—	—	266,212	266,212	266,212
Options	—	545,835	—	—	545,835	545,835	545,835
Benefits & Perquisites:
Retirement Plans	3,896,050	3,896,050	3,896,050	3,896,050	3,896,050	3,896,050	2,392,404
Health and Welfare Benefits	—	—	—	55,828	55,828	—	—
Excise Tax Gross-Up	—	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—	—
Outplacement	—	—	—	—	—	—	—
Death Benefit	—	—	—	—	—	—	1,260,000
Total	3,896,050	4,737,012	3,896,050	5,207,678	6,620,008	5,308,380	5,064,734

WEC Energy Group	P-74	2017 Proxy Statement

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES

As part of its process to determine the 2016 compensation of WEC Energy Group’s NEOs, the Compensation Committee analyzed whether WEC Energy Group’s compensation program taken as a whole creates risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded it does not. This analysis applies generally to the compensation program for WEC Energy Group’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the NEOs. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect the Company.

There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of WEC Energy Group’s compensation program that could incentivize risk-taking by our employees, and therefore have a reasonable likelihood of materially adversely affecting the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent on the achievement of certain performance levels by the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the Company’s compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe WEC Energy Group’s compensation program incentivizes unreasonable risk-taking by management.

The Compensation Committee’s stock ownership guidelines require officers who participate in the long-term incentive compensation program to hold an amount of Company common stock and other equity-related Company securities that varies depending upon such officers’ level. Through December 31, 2016, the guidelines required the Company’s executive officers to hold common stock and other equity-related securities of the Company having a minimum fair market value ranging from 250% to 500% of base salary. Effective January 1, 2017, the stock ownership guidelines were revised to increase the top end of the range to 600% of base salary. The Compensation Committee believes these stock ownership guidelines further discourage unreasonable risk taking by Company officers.

As part of this analysis, we also considered the nature of WEC Energy Group’s business as a public utility holding company and the fact that substantially all of the Company's earnings and other financial results are generated by, or relate to, regulated public utilities. The highly regulated nature of WEC Energy Group’s business, including limits on the amount of profit the Company’s public utility subsidiaries (and therefore, WEC Energy Group) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on the Company.

WEC Energy Group	P-75	2017 Proxy Statement

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company seeks your advisory vote on the approval of the compensation paid to our NEOs (commonly referred to as "Say-on-Pay") as described in the Compensation Discussion and Analysis and the related tables included in this proxy statement. Approval, on a non-binding, advisory basis, of the compensation of the NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

As described in the Compensation Discussion and Analysis on pages P-39 through P-56 of this proxy statement, the Compensation Committee has structured the Company’s executive compensation program with the following objectives in mind:

•	offer a competitive, performance-based plan;

•	enable the Company to attract and retain key individuals;

•	reward achievement of the Company’s short-term and long-term goals; and

•	align with the interest of the Company’s stockholders and customers.

As described in this proxy statement, the Company believes that the compensation paid to our NEOs in 2016 was well-tailored to achieve these objectives, tying a significant portion of total pay to performance and aligning the interests of the NEOs with those of stockholders and customers. We encourage you to carefully review the Compensation Discussion and Analysis and related tables included above, which describe in greater detail WEC Energy Group’s compensation philosophy and programs, as well as the 2016 compensation levels, in connection with approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement for the 2017 Annual Meeting.”

The Board of Directors recommends that you vote “FOR”
the advisory vote on Executive Compensation.

WEC Energy Group	P-76	2017 Proxy Statement

PROPOSAL 4: ADVISORY VOTE TO ESTABLISH THE FREQUENCY OF
"SAY-ON-PAY" ADVISORY VOTES

The Company also seeks your input with regard to the frequency of future advisory "say-on-pay" votes. In particular, we are asking whether the advisory vote should occur every year, every two years, or every three years. The Company recommends that you support a frequency period of every year for future non-binding "say-on-pay" votes.

A stockholder advisory vote on executive compensation is very important to the Company and our stockholders. Therefore, we believe that stockholders should have an opportunity to cast this vote annually. Setting a one-year period for holding this stockholder vote enhances stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy and program, and whether it appropriately rewards management for WEC Energy Group's financial and operational performance. Also, we have found that an advisory vote every year enhances our stockholder engagement and outreach. Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual vote on our executive compensation when considering the following resolution:

“RESOLVED, that an advisory vote of the Company’s stockholders to approve the compensation of the Company’s named executive officers be held at an annual meeting of stockholders every year, every two years, or every three years, whichever frequency receives the highest number of stockholder votes in connection with the adoption of this resolution.”

You have four choices in voting for this item. You can choose whether the "say-on-pay" vote should be conducted every year, every two years or every three years. The frequency receiving the greatest number of votes will be considered the frequency approved by stockholders. You may also abstain from voting on this item. You are not voting to approve or disapprove the Board of Directors’ recommendation on this matter.

Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of "say-on-pay" advisory votes on compensation of the named executive officers.

The Board of Directors recommends that you vote for a frequency of “EVERY YEAR.”

WEC Energy Group	P-77	2017 Proxy Statement

WEC ENERGY GROUP COMMON STOCK OWNERSHIP

Beneficial Ownership. The following table lists the beneficial ownership of WEC Energy Group common stock of each director nominee, NEO, and of all of the directors and executive officers as a group as of January 31, 2017. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of January 31, 2017. Included are shares owned by each individual’s spouse, minor children, or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC Energy Group’s Stock Plus Investment Plan and WEC Energy Group’s 401(k) plans. None of these persons beneficially owns more than 1% of the outstanding common stock.

	Shares Beneficially Owned (1)
Name	Shares Owned (2) (3) (4)		Option Shares Exercisable Within 60 Days	Total
John F. Bergstrom	18,229		—	18,229
Barbara L. Bowles	25,789		—	25,789
William J. Brodsky	38,693		—	38,693
Albert J. Budney, Jr.	8,857		—	8,857
Patricia W. Chadwick	27,297		—	27,297
Curt S. Culver	6,711		—	6,711
Thomas J. Fischer	39,484		—	39,484
J. Kevin Fletcher	8,455		72,455	80,910
Robert M. Garvin	8,472		58,575	67,047
Paul W. Jones	7,165		—	7,165
J. Patrick Keyes	21,156		163,060	184,216
Gale E. Klappa	156,515		1,545,975	1,702,490
Henry W. Knueppel	13,986		—	13,986
Scott J. Lauber	15,132		28,960	44,092
Allen L. Leverett	81,514		443,665	525,179
Susan H. Martin	19,824		48,175	67,999
Ulice Payne, Jr.	29,972		—	29,972
Mary Ellen Stanek	9,312		—	9,312
All directors and executive officers as a group (24 persons)	590,761	(5)	2,458,515	3,049,276	(6)

(1)
Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)
Certain directors, NEOs, and other executive officers also hold share units in the WEC Energy Group phantom common stock account under WEC Energy Group’s deferred compensation plans as indicated: Mr. Bergstrom (59,202), Ms. Bowles (772), Mr. Culver (83,396), Mr. Fischer (4,568), Mr. Garvin (6,642), Mr. Keyes (1,075), Mr. Lauber (1,010), Ms. Martin (819), Ms. Stanek (13,959), and all directors and executive officers as a group (197,967). Share units are intended to reflect the performance of WEC Energy Group common stock and are payable in cash. While these units do not represent a right to acquire WEC Energy Group common stock, have no voting rights, and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, NEOs, and other executive officers that is tied to the performance of WEC Energy Group common stock.

(3)
Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Bergstrom (6,000), Mr. Brodsky (34,009), Mr. Budney (902), Mr. Fischer (30,773), Mr. Klappa (5,000), Mr. Knueppel (7,275), Mr. Leverett (49,607), Ms. Martin (4,996), Ms. Stanek (2,601), and all directors and executive officers as a group (141,163).

(4)
The directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Mr. Bergstrom (6,711), Ms. Bowles (6,711), Mr. Brodsky (4,684), Mr. Budney (4,684), Ms. Chadwick (6,711), Mr. Culver (6,711), Mr. Fischer (6,711), Mr. Fletcher (3,993), Mr. Garvin (5,250), Mr. Jones (4,684), Mr. Keyes (8,237), Mr. Klappa (7,219), Mr. Knueppel (6,711), Mr. Lauber (3,515), Mr. Leverett (28,928), Ms. Martin (6,511), Mr. Payne (6,711), Ms. Stanek (6,711), and all directors and executive officers as a group (142,776).

(5)	None of the shares beneficially owned by the directors, NEOs, or all directors and executive officers as a group are pledged as security.

(6)	Represents approximately 0.97% of total WEC Energy Group common stock outstanding on January 31, 2017.

WEC Energy Group	P-78	2017 Proxy Statement

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC Energy Group common stock, based on the information they have reported. This information is based upon Schedule 13G filed with the SEC and reflects stock holdings as of December 31, 2016. These holdings have not been otherwise adjusted for stock activity that may have occurred since December 31, 2016, if any.

Name and Address	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
	Sole	Shared	Sole	Shared
The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	529,221	72,382	30,520,471	561,141	31,081,612	9.84%
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	22,434,090	—	25,368,147	—	25,368,147	8.00%
State Street Corporation (1) One Lincoln Street Boston, MA 02111	—	16,088,868	—	16,088,868	16,088,868	5.10%

(1)	Filed on behalf of itself and certain of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, and persons owning more than 10% of WEC Energy Group’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC Energy Group with the SEC and the New York Stock Exchange. Specific due dates for those reports have been established by the SEC, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2016 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2016 were complied with in a timely manner, except for one exercise of stock options on February 8, 2016 for Joan Shafer which, because of an administrative error, was inadvertently reported late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation. None of the persons who served as members of the Compensation Committee during 2016 was an officer or employee of the Company during 2016 or at any time in the past nor had reportable transactions with the Company.

During 2016, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.

ELECTRONIC ACCESS TO ANNUAL MEETING INFORMATION

Why did I receive a separate Notice Regarding the Availability of Proxy Materials instead of printed Proxy Materials?
Pursuant to rules adopted by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Accordingly, we began mailing a separate Notice to stockholders on or about March 23, 2017 instead of a full set of our printed proxy materials. The Notice is not a proxy card and cannot be used to vote your shares. However, the Notice does include instructions on how to access our proxy materials online and vote your shares.

As more fully described in the Notice, registered stockholders may choose to access our proxy materials and vote online.

WEC Energy Group	P-79	2017 Proxy Statement

You may also request to receive a printed set by: (1) logging on to www.envisionreports.com/wec and following the applicable instructions, (2) calling 866-641-4276, or (3) sending an email requesting a paper copy of current meeting materials to investorvote@computershare.com with "Proxy Materials WEC Energy Group" in the subject line and your full name and address plus the number located in the shaded bar on the Notice.

If your shares are held by a broker, trustee, bank, or other nominee, please refer to the information provided by such record holder for instructions on how to access our proxy materials and vote.

What practices may stockholders follow that are friendly to the environment and help reduce printing and postage costs?
Stockholders may wish to participate in the following:

•	View the following documents online at www.envisionreports.com/wec:

▪	Notice of Annual Meeting;

▪	Proxy Statement;

▪	2016 Annual Report; and

▪	Form of Proxy.

•	Vote your proxy online or by telephone. (Page P-5)

•	Choose to receive future Proxy Materials and Annual Reports electronically instead of receiving paper copies.
If you are a registered stockholder and received a paper copy of our proxy materials or a paper notice this year, you may elect to receive access to future copies of these documents electronically by: (1) following the instructions when voting by Internet or by telephone, or (2) registering for our eDelivery paperless communication program. You will then be able to receive future proxy materials and other stockholder communications (e.g., investment plan statements, tax documents, and more) electronically until you change your election.

If your shares are held by a broker, trustee, bank or other nominee on your behalf, please refer to the information provided by such record holder for instructions on how to elect to receive access to our future proxy materials and annual reports online.

By delivering our proxy materials electronically, we can provide you with the information you need quickly, efficiently, and in a more cost-effective manner.

•	Choose our eDelivery paperless communication program for all your stockholder needs.
Electronic distribution gives stockholders faster delivery of account documents and saves the Company and our stockholders the cost of printing and mailing these materials. eDelivery also provides you with fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents, and more. You may access your registered stockholder account and sign up for eDelivery at www.computershare.com/investor.

•	Sign up for Householding.
“Householding” is a delivery method that allows for only one paper copy of the Annual Report and Proxy Statement to be delivered to stockholders who reside at the same address, rather than receiving multiple copies of the same document.

If you are a registered stockholder and received multiple paper copies of the Annual Report and Proxy Statement, you may wish to contact the Company’s transfer agent, Computershare, at 800-558-9663, to request householding, or you may provide written instructions to WEC Energy Group, c/o Computershare, PO Box 30170, College Station, TX 77842-3170. If you wish to receive separate copies of the Annual Report and Proxy Statement now or in the future, or to discontinue householding entirely, you may contact the Company’s transfer agent using the contact information provided above. Upon request, the Company will promptly send a separate copy of the document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker, or other holder of record, you may request householding by contacting the holder of record.

WEC Energy Group	P-80	2017 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

BUSINESS OF THE ANNUAL MEETING
On what proposals am I voting?
Proposal 1: Election of Thirteen Directors for Terms Expiring in 2018. The Board recommends a vote FOR each of the nominees. The thirteen individuals will be elected as directors if the number of votes cast in person or by proxy at the Meeting favoring such nominee’s election exceeds the number of votes cast opposing that nominee’s election. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter.

Proposal 2: Ratification of Deloitte & Touche LLP as Independent Auditors for 2017. The Board recommends a vote FOR this proposal. Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter.

Proposal 3: Advisory Vote on Compensation of the Named Executive Officers, Commonly Referred to as a “Say-on-Pay” Vote. The Board recommends a vote FOR this proposal. Approval, on a non-binding, advisory basis, of the compensation of the NEOs requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting. Presuming a quorum is present, shares not voted, whether by broker non-vote, abstention, or otherwise, have no effect on the outcome of this matter. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration.

Proposal 4: Advisory Vote to Establish the Frequency of "Say-on-Pay" Advisory Votes. The Board recommends a vote FOR the frequency of EVERY YEAR for future non-binding "say-on-pay" advisory votes. The frequency receiving the greatest number of votes - every year, every two years, or every three years - will be considered the frequency approved by stockholders. Because your vote is advisory, it will not be binding on the Board or the Company. The Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the frequency of "say-on-pay" advisory votes on executive compensation.

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the Meeting, the persons named as the proxies in the form of proxy will vote the proxy at their discretion.

VOTING INFORMATION
Who can vote?
Common stockholders as of the close of business on the Record Date, February 23, 2017, can vote. Each outstanding share of WEC Energy Group common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by stockholders at WEC Energy Group’s principal business office, 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. The list will also be available at the Meeting.

How do I vote?
There are several ways to vote:

•	By Internet. The Company encourages you to vote this way.

•	By toll-free, touch-tone telephone.

•	By completing and mailing your proxy card.

•	By written ballot at the Meeting.

If you wish to vote through the Internet or by telephone, please follow the instructions on your Notice Regarding the Availability of Proxy Materials (“Notice”), proxy card, or the information forwarded to you by your bank or broker, as applicable. The Internet and telephone voting facilities will close at 10:59 p.m., Central time, on Wednesday, May 3, 2017.

If you are a participant in WEC Energy Group’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Energy Group Common Stock ESOP Fund in any of WEC Energy Group’s 401(k) plans (including plans for legacy Integrys employees that now include WEC Energy Group common stock), your proxy will serve

WEC Energy Group	P-81	2017 Proxy Statement

as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for WEC Energy Group’s 401(k) plans will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in WEC Energy Group’s 401(k) plans, the trustee will vote those shares in the same proportion that all shares in the WEC Energy Group Common Stock ESOP Fund in each respective 401(k) plan, for which voting instructions have been received, are voted.

If you are a beneficial owner and your bank or broker holds your shares in its name, they are permitted to vote your shares in the ratification of the independent auditors even if the broker does not receive voting instructions from you. However, for matters considered non-routine, which includes proposals 1, 3, and 4, your broker or other record holder of your shares will not be permitted to vote your shares unless you provide voting instructions. If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend the Meeting, but may not vote at the Meeting unless you have first obtained a legal proxy from your broker, bank, or other holder of record. You must bring the legal proxy to the Meeting in order to vote in person at the Meeting.

What does it mean if I get more than one proxy?
It means your shares are held in more than one stock account. Please vote all proxies to ensure all of your shares are counted.

What constitutes a quorum?
As of the February 23, 2017 Record Date, there were 315,580,224 shares of WEC Energy Group common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Can I change my vote?
You may change your vote or revoke your proxy at any time prior to the closing of the polls, by:

•	entering a new vote by Internet or phone;

•	returning a later-dated proxy card;

•	voting in person at the Meeting; or

•	notifying WEC Energy Group’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Susan H. Martin. Any revocation should be filed with her at WEC Energy Group’s principal business office, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

Attendance at the Meeting will not, in itself, constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given in a properly completed proxy, the proxy will be voted as the Board recommends.

Who conducts the proxy solicitation?
The Board is soliciting these proxies. WEC Energy Group will bear the cost of the solicitation of proxies. The Company contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC Energy Group or our subsidiaries may solicit proxies by telephone, personally, or by other communications, without compensation apart from their normal salaries. WEC Energy Group has retained Morrow Sodali LLC to assist in the solicitation of proxies for a fee of $21,000 plus reimbursement of expenses. WEC Energy Group will also reimburse brokers, banks, and other nominees for forwarding proxy materials to beneficial stockholders.

Who will count the votes?
Computershare, which will also serve as Inspector of Election, will tabulate the vote. Computershare is the Company’s transfer agent.

Where can I find the voting results from the Meeting?
The Meeting voting results will be published in a Form 8-K, available no later than May 10, 2017, on the Company’s Website, wecenergygroup.com, under the “Investors” section.

WEC Energy Group	P-82	2017 Proxy Statement

ANNUAL MEETING ATTENDANCE
How do I pre-register to attend the Annual Meeting?
The Meeting is open to all stockholders of WEC Energy Group. You must pre-register to reserve an admission ticket and then present your government-issued photo identification at the door in order to attend.

If you would like to attend, please contact Stockholder Services by email at wec.stockholder-services.contact@wecenergygroup.com or by telephone at 800-881-5882 to reserve an admission ticket. If you hold your shares in “street name” through an intermediary, such as a bank, brokerage firm, or other nominee, and you would like to attend the Meeting, please send us a written request for an admission ticket either by regular mail, fax, or email, along with proof of share ownership, such as a bank, or brokerage firm account statement, a copy of the voting instruction card provided by your broker, or a letter from the broker, trustee, bank or nominee holding your shares to: Stockholder Services, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201; fax: 414-221-3888; or email: wec.stockholder-services.contact@wecenergygroup.com.

Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than five business days before the Meeting, or Friday, April 28, 2017. If we cannot confirm you are a registered stockholder or beneficial owner, we will contact you for further information.

Admission tickets will be available for pick-up at the Meeting. All Meeting attendees will be asked to present a government-issued photo identification card, such as your driver’s license, state identification card or passport, before receiving an admission ticket. We will then verify your name against our stockholder list. If you own shares in the name of your broker, bank, or other nominee (“street name”), you should bring your proof of share ownership with you to the Meeting. If we cannot verify that you are a stockholder, you may not be admitted to the Meeting.

The Meeting will begin promptly at 10:00 a.m., Central time. Check-in will begin at 9:00 a.m. Please allow ample time for check-in procedures.

What attendance guidelines apply to the Annual Meeting?
If you plan to attend the Meeting, please review the following attendance Guidelines:

•	You must pre-register and reserve an admission ticket in order to attend.	•
Stockholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda. If you wish to speak, please go to the nearest microphone and wait to be recognized by the Chairman or CEO before speaking. State your name before asking your question. Questions from the floor are limited to three minutes to provide an opportunity for as many stockholders as possible during the allotted time.

•
To gain admittance to the Meeting, you will be asked to check in upon entry into the R. John Buuck Field House and present government-issued photo identification, such as a driver’s license, state identification card, or passport. We will verify your name against our stockholder list and will then provide you with an admission ticket.

•
The use of cameras, recording devices, and other electronic devices will not be permitted during the Meeting except by those employed by the Company to provide a record of the proceedings. Please silence all cell phones and other electronic devices.

•	The Company reserves the right to inspect all items, including handbags and briefcases, prior to admittance.

•	The business of the Meeting will follow as set forth in the agenda, which you will receive upon check-in.	•	No firearms or weapons will be allowed in the Meeting facilities.

		•	No signs, banners, placards, handouts, and similar materials will be allowed on Meeting premises.

Attendees who fail to comply with these Guidelines risk expulsion from the Meeting. In the event of a disruption, the Chairman may immediately adjourn the Meeting and declare the polls open for such period of time as he may determine to receive votes by proxy or ballot on items of business properly brought before the Meeting.

Who do I contact if I have questions about the Annual Meeting?
If you need more information about the Meeting, call us at 800-881-5882, or write to Stockholder Services, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201.

WEC Energy Group	P-83	2017 Proxy Statement

MAP TO THE ANNUAL MEETING

There is no parking at the Annual Meeting site. Please park at the North Shore Cinema only (11700 North Port Washington Road, Mequon, WI 53092). Shuttle buses will run from the parking site to the Annual Meeting site.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC Energy Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, is available without charge to any stockholder of record or beneficial owner of WEC Energy Group common stock by writing to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, PO Box 1331, Milwaukee, Wisconsin 53201. The WEC Energy Group consolidated financial statements and certain other information found in the Form 10-K are provided in our 2016 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC Energy Group’s other filings with the SEC, is also available in the “Investors” section of the Company’s Website at wecenergygroup.com.

WEC Energy Group	P-84	2017 Proxy Statement

APPENDIX A – EARNINGS PER SHARE GAAP RECONCILIATION

	2016	2015	2014
WEC Energy Group GAAP EPS	$2.96	$2.34	$2.59
Acquisition costs (post-tax)	0.01	0.30	0.06
WEC Energy Group adjusted EPS	$2.97	$2.64	$2.65

We have provided adjusted earnings per share (non-GAAP earnings) as a complement to, and not as an alternative to, reported earnings presented in accordance with GAAP. The adjusted earnings exclude costs related to the acquisition of Integrys, which we do not believe are indicative of the Company’s ongoing operating performance. Therefore, we believe that the presentation of adjusted earnings per share is relevant and useful to investors. Management uses such measures internally to evaluate the Company’s performance and manage our operations.

WEC Energy Group	P-85	2017 Proxy Statement

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WEC Energy Group	P-86	2017 Proxy Statement

WEC Energy Group

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

Vote by Internet

- Go to **www.investorvote.com/WEC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 10:59 p.m., Central time, on Wednesday, May 3, 2017.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and EVERY YEAR for Proposal 4.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - John F. Bergstrom	☐	☐	☐	02 - Barbara L. Bowles	☐	☐	☐	03 - William J. Brodsky	☐	☐	☐
04 - Albert J. Budney, Jr.	☐	☐	☐	05 - Patricia W. Chadwick	☐	☐	☐	06 - Curt S. Culver	☐	☐	☐
07 - Thomas J. Fischer	☐	☐	☐	08 - Paul W. Jones	☐	☐	☐	09 - Gale E. Klappa	☐	☐	☐
10 - Henry W. Knueppel	☐	☐	☐	11 - Allen L. Leverett	☐	☐	☐	12 - Ulice Payne, Jr.	☐	☐	☐
13 - Mary Ellen Stanek	☐	☐	☐								

	For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as Independent Auditors for 2017	☐	☐	☐
3. Advisory Vote on Compensation of the Named Executive Officers	☐	☐	☐

	Every Year	Every 2 Years	Every 3 Years	Abstain
4. Advisory Vote to Establish the Frequency of "Say-on-Pay" Advisory Votes	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 P C F

02J28E

W. PIONEER RD.
C
To Green Bay (101 miles)
W
CONCORDIA
UNIVERSITY
WISCONSIN
R. John Buuck
Field House
W. HIGHLAND RD.
LAKE MICHIGAN
N. PORT WASHINGTON RD.
NORTH
SHORE
CINEMA
Parking
P *
43
N. LAKE SHORE DR.
N
W. MEQUON RD.
To Downtown Milwaukee
(16 miles)

Annual Meeting of Stockholders
Thursday, May 4, 2017 - 10 a.m.

Annual meeting site: Concordia University Wisconsin, R. John Buuck Field House, 12800 N. Lake Shore Dr., Mequon, WI 53097

Parking: Only at North Shore Cinema, 11700 N. Port Washington Rd., Mequon, WI 53092*

* **There is no parking at the annual meeting site.** ***Please park only at North Shore Cinema.*** Shuttle buses will run from the parking site to the annual meeting site.

As described on page P-83 of the proxy statement, **you must pre-register to reserve an admission ticket and then present your government-issued photo identification at the door to attend the meeting.**

Other attendance guidelines are described on page P-83 of the proxy statement.

WEC Energy Group

Can't make it to the meeting? Listen live on the Web at www.wecenergygroup.com/invest/annualmtg.htm

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — WEC ENERGY GROUP, INC.

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Annual Meeting of Stockholders — May 4, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 4, 2017. Your shares of stock will be voted as you specify on the reverse side of this card. If no choice is specified, your PROXY will be voted "FOR" Items 1, 2 and 3, and "EVERY YEAR" for Item 4, and in the discretion of the proxy holder, on any other matter which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint Scott J. Lauber and Susan H. Martin, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

If you hold WEC Energy Group common shares in WEC Energy Group's Stock Plus Investment Plan or one of the WEC Energy Group 401(k) plans, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. **We encourage you to vote by the Internet or by telephone.** However, if you wish to vote by mail, just complete, sign and date the reverse side of this card. If you wish to vote in accordance with the Board of Directors' recommendations, you need not mark any voting boxes.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

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